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                                                                  Execution Copy


                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December __, 1996, by and among VDI Media, a California corporation ("Purchaser"), Woodholly Productions, a California general partnership ("WHP" or the "Partnership") and Yvonne Parker, Rodger Parker, Jim Watt and Kim Watt, the partners and sole owners of all of the partnership and ownership interests of WHP (each a "Partner" and collectively, the "Partners") (the Partners and the Partnership each a "Seller" and collectively, the "Sellers").

                                 R E C I T A L S

     A. The Partners are the only partners of WHP and, together with the Partnership, own all of the interests, assets and any other rights therein.

     B. Purchaser desires to purchase from Sellers, and Sellers desire to sell, convey, transfer, assign and deliver to Purchaser, the assets of WHP upon the terms and subject to the conditions of this Agreement.

                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings indicated below:

     "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 5.11.

     "ACTION" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

     "AFFILIATE" shall mean, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship with such other Person.

     "AFFILIATED PARTIES" shall have the meaning set forth in Section 11.2.

     "AGREEMENT" shall have the meaning set forth in the Preamble.

     "AGREEMENTS NOT TO COMPETE" shall mean the covenants set forth in
Section 7.9.

     "ANCILLARY AGREEMENTS" shall mean each Purchase Note, the Hollywood Lease and the Employment Agreements, substantially in the forms attached hereto as Exhibits A, B, and C, respectively.

     "ASSETS" shall mean all of the right, title and interest in and to all of the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by any of the Sellers in connection with the Business or in which any Seller has any interest (to the extent related to the Business), including without limitation all of each Seller's right, title and interest in the following:

          (i) all accounts and notes receivable and contingent rights relating thereto (whether current or noncurrent), refunds, deposits, advances, all advance payments, prepaid expense items and credits relating to the Business, prepayments or prepaid expenses and all other receivables arising out of the Business;

          (ii)   all Contract Rights;

          (iii)  all Leases and Leasehold Estates and Personal Property
     Leases;

          (iv)   all Leasehold Improvements;

          (v) all Fixtures and Equipment (except the personal property identified on Schedule 1A);

          (vi)   all Inventory;

          (vii)  all Books and Records;

          (viii) all Proprietary Rights;

          (ix)   all Permits;

          (x)    all computers and software;

          (xi) all Insurance Policies and all rights to insurance proceeds relating to the Assets and/or the Business;

          (xii) all supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;


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          (xiii)    all rights under or pursuant to all warranties,
     representations and guarantees made by suppliers in connection with the Assets or services furnished to each such Seller pertaining to the Business or affecting the Assets;

          (xiv) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind related to the Assets or the Assumed Liabilities, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by the Partnership on or prior to the Closing Date except to the extent that any of the foregoing relate to any of the Excluded Liabilities; and

          (xv) all of the Business as a going concern and the goodwill pertaining thereto.

     "AUDIT" shall have the meaning set forth in Section 9.16.

     "BALANCE SHEET" or "BALANCE SHEETS" shall have the meaning set forth in
Section 5.7(a).

     "BOOKS AND RECORDS" shall mean (a) all records, files and lists of each Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers, vendors, clients or personnel of the Partnership, (c) all product, business and marketing plans of the Partnership,
(d) all books, ledgers, files, reports, plans, drawings, merchandise and sales promotion literature and promotional and advertising materials, all catalogues, research material, management information systems, software, technology and specifications and operating records of every kind maintained by the Partnership and (e) true and correct copies of the Partnership's minute books, stock books, books of account and tax returns.

     "BONUS PAYMENT" shall have the meaning set forth in Section 3.3.

     "BUSINESS" shall mean the business of WHP, including video and audio tape storage, post-production, duplication, distribution, editing and ancillary services.

     "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Los Angeles.

     "CLOSING" shall have the meaning set forth in Section 4.1.

     "CLOSING BALANCE SHEET" shall have the meaning set forth in
Section 3.1(a)(i).

     "CLOSING DATE" shall mean (a) December 31, 1996 or (b) such other date as Purchaser and the Partnership shall mutually agree upon.

     "CLOSING DATE NET ASSET VALUE" shall have the meaning set forth in
Section 3.1(a)(i).

     "COBRA" shall have the meaning set forth in Section 5.16(e).


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

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "CONTRACT" shall mean, other than any Lease, any agreement, contract, note, loan, evidence of indebtedness, purchase order, undertaking, obligation or commitment to which the Partnership and/or any Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written, including, without limitation, purchase commitments for materials and other services, whether or not entered into in the ordinary course of business, relating to the Business, any Seller's rights under any confidentiality agreements relating to the Business (if and to the extent assignable), all unfilled sales orders, invoices, contracts and commitments with customers relating to the Business, all unfilled purchase orders, invoices, contracts and commitments with suppliers relating to the Business, all as set forth on Schedule 1B attached hereto.

     "CONTRACT RIGHTS" shall mean all of each Seller's rights and obligations under the Contracts, excluding any such Contracts evidencing Financing Obligations.

     "COPYRIGHTS" shall mean registered copyrights, copyright applications and unregistered copyrights.

     "COURT ORDER" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

     "CPI" shall mean the Consumer Price Index for Los Angeles-Anaheim-Riverside as prepared and released by the United States Labor Department's Bureau of Labor Statistics.

     "DEFAULT" shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

     "DISCLOSURE SCHEDULE" shall mean a schedule executed and delivered by the Sellers and the Partnership to Purchaser as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article V hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

     "DISCONTINUED OPERATIONS" shall mean any businesses or operations previously sold or otherwise disposed of by any of the Sellers and any ongoing indemnification obligations in connection therewith.

     "EARN-OUT"shall have the meaning set forth in Section 2.4(a)(ii).


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     "EARN-OUT DEFAULT" shall have the meaning set forth in Section 2.4 (e).

     "EARN-OUT INSTALLMENT PAYMENT" shall have the meaning set forth in
Section 2.4(a)(ii).

     "EARN-OUT PAYMENT DATE" shall have the meaning set forth in
Section 2.4(a)(ii).

     "EARN-OUT REFERENCE DATE" shall have the meaning set forth in
Section 2.4(a)(ii).

     "EARN-OUT TERMINATION DATE" shall have the meaning set forth in
Section 2.4(a)(ii).

     "EMPLOYMENT AGREEMENTS" shall mean collectively, the employment agreements between Purchaser and each of the Partners, each dated the Closing Date, and each substantially in the form of attached hereto as Exhibit C.

     "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "ENVIRONMENTAL LIABILITIES FOR PRE-CLOSING MATTERS" shall mean any and all liabilities, damages, losses, costs and expenses arising from any Pre-Closing Environmental Matters, including, without limitation, costs of investigation, cleanup, removal, remedial, corrective or response action, the costs associated with posting financial assurances for the completion of investigation, cleanup, removal, remedial, corrective or response actions, attorneys' fees, the preparation of any closure or other necessary or required plans or analyses, or other necessary reports or analyses submitted to or prepared for regulating agencies.

     "ENVIRONMENTAL PROTECTION LAWS" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances or otherwise relating to Regulated Substances or (ii) pollution or protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 ET SEQ.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ. ); the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 ET SEQ.); the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.); the Safe Drinking Water Act (14 U.S.C. Section 1401 ET SEQ.); the Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.); the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001-11005, 11021-11023, and 11041-11050); the Porter-Cologne Water
Quality Act (California Water Code Sections 13000-13999.19); the Hazardous Waste Control Law (California Health & Safety Code Sections 25100-25250.25); the Safe Drinking Water and Toxic Enforcement Act (California Health &


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Safety Code Sections 25249.5-25249.13); California Health & Safety Code Sections
25280-25299.81 (regarding Underground Storage of Hazardous Substances) and Sections 25500-25545 (regarding Hazardous Materials Inventories and Emergency Plans); the Hazardous Substance Account Act (California Health & Safety Code Sections 25300-25393); and California Health & Safety Code Sections 39000-44384 regarding Air Resources; in each case including the regulations promulgated thereunder, including, without limitation, the regulations promulgated by the South Coast Air Quality Management District; each as supplemented or amended from time to time.

     "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA AFFILIATE" shall mean with respect to any person (a) any corporation that is a member of a controlled group of corporations, within the meaning of
Section 414(b) of the Code, of which that person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that person is a member, and (c) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that person or any entity described in clause (a) or (b) is a member.

     "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.3.

     "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are used or held for use in connection with the Business.

     "FINANCIALS" shall have the meaning set forth in Section 5.7(a).

     "FINANCING OBLIGATIONS" shall mean (a) indebtedness of any Seller for borrowed money, (b) obligations of any Seller evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations under capitalized leases, (d) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of any Seller with respect to the deferred purchase price of property (other than customary trade credit), (e) interest rate and currency obligation swaps, hedges and similar arrangements and (f) all obligations of any Seller to guaranty any of the foregoing types of obligations on behalf of others, in each case as related to the Business.

     "FIXTURES AND EQUIPMENT" shall mean all of the (i) all audiovisual, audio and visual recordings and other materials produced by any technology, manner or means relating to the Business, including, without limitation, prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television


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spots, all promos and other advertising and publicity materials, stock footage, trims, tabs, outtakes, cells, drawings , (ii) all physical properties relating to the Business, including, without limitation, all editing and duplication equipment, in each case, including, without limitation, any of the foregoing in the possession, custody or control of Sellers, or in the possession of its assigns, or any film laboratories, storage facilities or other Persons,
(iii) any and all revisionary rights Sellers have to the master and duplicate masters of any original negative or master tape or elements plus (iv) furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by any Seller and used, held for use or useful in connection with the Business, wherever located, and including any such Fixtures and Equipment in the possession of any of the Sellers' suppliers, together with all warranty rights with respect thereto.

     "FORMER FACILITY" shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities that were owned, leased or operated by any Seller at any time prior to the date hereof, but excluding any Facilities.

     "GAAP" shall mean generally accepted accounting principles consistently applied as in effect at the time in question.

     "HOLLYWOOD LEASE" shall mean a lease, dated as of the Closing Date, between Sellers, as lessor, and Purchaser, as lessee, with respect to that real property located at 712 North Seward, Hollywood, California 90038, in the form attached hereto as Exhibit B, as modified on or prior to the Closing by mutual agreement of Purchaser and the Partnership.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEMNIFIED PARTY" shall have the meaning set forth in Section 11.7.

     "INDEMNIFYING PARTY" shall have the meaning set forth in Section 11.7.

     "INDEPENDENT ACCOUNTING FIRM" shall have the meaning set forth in
Section 3.1(a)(iv).

     "INSURANCE POLICIES" shall mean the insurance policies related to the Assets and/or the Business listed in Section 5.23 of the Disclosure Schedule.

     "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in
Section 5.14(a).

     "INTERIM BALANCE SHEET" shall have the meaning set forth in Section 5.7(b).

     "INTERIM FINANCIALS" shall have the meaning set forth in Section 5.7(b).

     "INVENTORY" shall have the meaning set forth in Section 5.18.


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     "IRS" shall mean the Internal Revenue Service.

     "JUNE 1996 BALANCE SHEET" shall have the meaning set forth in
Section 5.7(b).

     "LEASE" shall have the meaning set forth in Section 5.12.

     "LEASED PERSONAL PROPERTY" shall mean all leased property described in the Personal Property Leases.

     "LEASED REAL PROPERTY" shall mean all leased property described in the Leases.

     "LEASEHOLD ESTATES" shall mean all of each Seller's rights and obligations as lessee under the Leases.

     "LEASEHOLD IMPROVEMENTS" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by any Seller.

     "LIABILITIES" shall mean any liability of WHP or any other Seller, including, without limitation, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, known, unknown or other, in each case as related to the Business.

     "LICENSES" shall have the meaning set forth in Section 5.14(a).

     "MARCH 1996 BALANCE SHEET" shall have the meaning set forth in
Section 5.7(b).

     "MATERIAL CONTRACTS" shall have the meaning set forth in Section 5.17.

     "MULTI-EMPLOYER PLANS" shall have the meaning set forth in Section 5.15(a).

     "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase shall mean the ordinary course of the Business and consistent with WHP's past practices.

     "PARTNER" or "PARTNERS"shall have the meaning set forth in the Preamble.

     "PARTNERSHIP" shall have the meaning set forth in the Preamble.

     "PATENTS" shall mean all patents and patent applications and registered designs and registered design applications.

     "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or



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relating to the operation of, the Business.

     "PERSON" shall mean any natural person or any corporation, partnership, joint venture, limited liability company or other entity.

     "PERSONAL PROPERTY" shall have the meaning set forth in Section 5.27.

     "PERSONAL PROPERTY LEASES" shall have the meaning set forth in
Section 5.27.

     "PLANS" shall have the meaning set forth in Section 5.16(a).

     "PRE-CLOSING ENVIRONMENTAL MATTERS" shall mean (a) the production, use, generation, storage, treatment, recycling, disposal or other handling or disposition at any time on or prior to the Closing Date (collectively "Handling") of any Regulated Substance, either in, on, under or from any Facility or Former Facility, including, without limitation, the effects of such Handling of Regulated Substances on resources, persons or property within or outside the boundaries of any Facility or Former Facility, (b) any release of Regulated Substances at any time on or prior to the Closing Date occurring in, on or under any Facility or Former Facility regardless of how the Regulated Substances came to rest in, on or under the Facility or Former Facility, (c) the failure on or prior to the Closing Date of any Facility or Former Facility or any operation of Sellers to be in compliance with any Environmental Laws, and
(d) any other act or omission occurring, or condition existing, with respect to the Assets or the Business on or prior to the Closing Date which gives rise to liability under any Environmental Protection Law.

     "PRIME RATE" shall mean the prime rate as reported from time to time by THE WALL STREET JOURNAL.

     "PROPRIETARY RIGHTS" shall mean all of Sellers' Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights, in each case as relates to the Business.

     "PURCHASE NOTE" or "PURCHASE NOTES" shall have the meaning set forth in
Section 2.4(a)(i)

     "PURCHASE NOTE DEFAULT" shall have the meaning set forth in Section 2.4
(a).

     "PURCHASE PRICE DECREASE" shall have the meaning set forth in
Section 3.1(b).

     "PURCHASE PRICE INCREASE" shall have the meaning set forth in
Section 3.1(b).

     "PURCHASER" shall have the meaning set forth in the Preamble.


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     "REAL PROPERTY" shall have the meaning set forth in Section 5.12.

     "REGULATED SUBSTANCE" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "pollutant or contaminant" or "hazardous substance" as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

     "REGULATIONS" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions and orders of any foreign, federal, state or local government and any other governmental department or agency.

     "RELEASE DOCUMENTS" shall have the meaning set forth in Section 4.2(a)(vi).

     "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

     "SELLER" or "SELLERS" shall have the meaning set forth in the Preamble.

     "SEPTEMBER 1996 BALANCE SHEET" shall have the meaning set forth in
Section 5.7(b).

     "SUBSIDIARY" shall mean (a) with respect to any Seller, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Seller or one or more of the other Subsidiaries of that Person or a combination thereof,
(b) any partnership in which any Seller is a general partner and any limited liability company in which any Seller is the managing member, or (c) any partnership or limited liability company in which any Seller possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

     "TAX" or "TAXES" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

     "TOTAL OPERATING INCOME" shall have the meaning set forth in Section 3.2.


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     "TRADEMARKS" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

     "TRANSACTIONS" shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

     "TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section 7.6(a).

     "UNITED STATES GOVERNMENT" shall mean the government of the United States, including any agencies, commissions, branches, instrumentalities and departments thereof.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

     SECTION 2.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall acquire from Sellers, the Assets (including, without limitation, those assets of the Partnership listed on Schedule 2.1 hereto), free and clear of all Encumbrances.

     SECTION 2.2 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall assume the Liabilities under the Contracts and Leases which are listed on Schedule 2.2 attached hereto (collectively, "Assumed Liabilities").

     SECTION 2.3 EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.2, Purchaser shall not assume, or otherwise be responsible for, any Liabilities of any Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (the "Excluded Liabilities"), which Excluded Liabilities include, without limitation, the following:

     (a) except as otherwise expressly provided in Section 7.6, any Liability to or in respect of any employees or former employees of any Seller including without limitation (i) any employment agreement, whether or not written, between any Seller and any person, (ii) any Liability under any Employee Benefit Plan at any time maintained, contributed to or required to be contributed to by or with respect to any Seller or under which any Seller may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to any Seller's withdrawal or partial withdrawal from or termination of any Employee Benefit Plan, (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date and
(iv) any liabilities or obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, including the rules and regulations promulgated thereunder;


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     (b)  any Liability of any Seller in respect of (i) any income tax or any interest, penalties or additions pertaining thereto, (ii) any other Tax relating to any period or portion thereof prior to the date of the Interim Balance Sheet and not reflected on the Interim Balance Sheet or (iii) any other Tax relating to any period or portion thereof from the date of the Interim Balance Sheet unless such Tax is incurred (A) in the ordinary course of business consistent with past practice and (B) in compliance with the terms of this Agreement;

     (c) any warranty claims and any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, express or implied representation, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of any Seller or any other person or entity on or prior to the Closing Date;

     (d) any Liability of any Seller arising out of or related to any Action against any Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or the basis of which shall have arisen on or prior to the Closing Date;

     (e) any Liability of any Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of any Seller for fees or expenses incurred in connection with such transactions and any Liability of any Seller pursuant to Article XI hereof);

     (f) any Liability related to any Former Facility or any of the Discontinued Operations;

     (g)  any Financing Obligation

     (h) any Environmental Liabilities for Pre-Closing Matters, whether or not disclosed in the Disclosure Schedule;

     (i) any Liability of any Seller for fees or expenses incurred in connection with the review by Gill & Kim of the financial statements of Sellers;

     (j) any Liability of any Seller not directly related or incurred with respect to the conduct of the Business;

     (k) except to the extent provided for herein, any indebtedness for borrowed money;

     (l)  any amounts payable to any Affiliate of any Seller;

     (m)  any cash overdraft liability; and

     (n)  any liabilities accruing prior to the Closing Date.

     SECTION 2.4    PURCHASE PRICE.

     (a) PURCHASE PRICE. The purchase price for the Assets and the Agreements Not To Compete (the "Purchase Price") shall consist of:

          (i) Four subordinated promissory notes of Purchaser, one made payable to each Partner, each in a principal amount of One Million Dollars ($1,000,000) and in the aggregate Four Million Dollars ($4,000,000), with interest, each such note due and payable on February 28, 1997 and each in substantially the form attached hereto as Exhibit A (each a "Purchase Note" and collectively, the "Purchase Notes").

          (ii) A series of earn-out installment payments, described below, up to an aggregate amount of Four Million Eight Hundred Ninety-Eight Thousand Eight Hundred Forty-Nine Dollars and Eighty Cents ($4,898,849.80) (as adjusted, the "Earn-Out"), subject to adjustment as set forth herein, due and payable in the amounts and on the dates set forth herein. The Purchaser shall pay to the Partners the aggregate principal amount of the Earn-Out in 20 installments, within 15 Business Days of the dates (each an "Earn-Out Reference Date") and in the amounts (each an "Earn-Out Installment Payment") set forth below, subject to the adjustments and limitations set forth in Section 3.2:

             EARN-OUT REFERENCE DATE:        EARN-OUT INSTALLMENT PAYMENT:

            March 31, 1997                   $244,942.44
            June 30, 1997                    $244,942.44
            September 30, 1997               $244,942.44
            December 31, 1997                $244,942.44
            March 31, 1998                   $244,942.44
            June 30, 1998                    $244,942.44
            September 30, 1998               $244,942.44
            December 31, 1998                $244,942.44
            March 31, 1999                   $244,942.44
            June 30, 1999                    $244,942.44
            September 30, 1999               $244,942.44
            December 31, 1999                $244,942.44
            March 31, 2000                   $244,942.44
            June 30, 2000                    $244,942.44
            September 30, 2000               $244,942.44
            December 31, 2000                $244,942.44
            March 31, 2001                   $244,942.44
            June 30, 2001                    $244,942.44
            September 30, 2001               $244,942.44
            December 31, 2001                $244,942.44; and

          (iii)     The Bonus Payment, if any.

     The Purchase Notes will be subordinate to all indebtedness of Purchaser existing on the Closig Date, including any refinanacings thereof. The Purchase Notes shall state the following: "THIS NOTE IS SUBORDINATED PURSUANT TO THE TERMS OF A SUBORDINATION AGREEMENT IN FAVOR OF [BANK] AND ANY AMENDMENTS OR MODIFICATIONS THERETO."

     Purchaser hereby grants to the Sellers jointly, a security interest in the Assets, subject only to liens in effect on the Closing Date. In the event Purchaser commits a "Purchase Note Default" then Sellers execute upon such security interest by foreclosing on the Assets, up to the aggregate amount due under the Purchase Notes. A "Purchase Note Default" shall mean failure to pay the full amount due under any Purchase Note within thirty (30) days of the date such note becomes due and payable. Purchaser agrees to cooperate with the Sellers for the purpose of realizing upon the security interest herein, including signing necessary documents reasonably requested by Sellers such as Financing Statements on Form UCC-1.

     The Partnership and each Partner hereby acknowledge on behalf of itself, its successors and assigns, that the execution of the Purchase Notes and payment of the Earn-Out in favor of the Partners as contemplated hereby shall constitute payment in full for the Assets.

     (b) INTEREST ON PURCHASE NOTES. The Purchase Notes shall bear interest, compounded on a monthly basis, from January 3, 1997 to the date paid at the rate of eight percent (8%) per annum on the unpaid principal amount of such Purchase Notes outstanding from time to time. Interest on the Purchase Notes shall be computed on the principal balance thereof on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. Purchaser shall pay interest accrued on each Purchase Note on the date upon which the payment of principal thereof is due and payable. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall not be required to pay any amount of interest in excess of the maximum amount of interest permitted by law.

     (c) CLOSING PAYMENT. At the Closing, upon the terms and subject to the conditions set forth herein, Purchaser shall deliver to the Partners the Purchase Notes.

     (d) ALLOCATION OF PURCHASE PRICE. Purchaser shall prepare IRS Form 8594 allocating the Purchase Price in accordance with Section 1060 of the Code and shall forward it within 120 days after the Closing to Sellers for their approval, which approval shall not be unreasonably withheld. The parties agree that Three Hundred Thousand Dollars ($300,000) of the aggregate Purchase Price will be allocable to the Agreements Not to Compete. Purchaser and Sellers shall each file with their respective federal income tax return for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Purchaser agrees to report the purchase of the Assets, and Sellers agree to report the sale of such Assets for income tax purposes (including but not limited to, on their respective income tax returns, before any governmental agency charged with the collection of income tax or in any judicial proceeding concerning the income tax consequences of Purchaser's purchase or Sellers' sale of the Assets hereunder) in a manner consistent with the information agreed upon by the parties pursuant to this Section 2.4(d) and contained in its IRS Form 8594.

     (e) EARN-OUT DEFAULT. In the event Purchaser commits an "Earn-Out Default" with respect to an Earn-Out Installment Payment, the Partners shall notify the Chief Executive Officer of Purchaser in writing of such alleged Default. If Purchaser has not cured such Earn-Out Default within 15 Business Days of receipt of such notice, then Purchaser shall be deemed to have automatically licensed and assigned the name "WOODHOLLY PRODUCTIONS" to the Partnership, effective on such 15th day, and the Sellers shall be released from the Agreements Not to Compete set forth in Section 7.8 hereof. In the event an Earn-Out Default is subsequently cured by payment thereof, waived or rescinded, the rights to the name "WOODHOLLY PRODUCTIONS" shall revert to Purchaser and the Sellers shall become subject to the Agreements Not to Compete. An "Earn-Out Default" shall mean failure to make an Earn-Out Installment Payment on an Earn-Out Payment Date (unless Purchaser shall in good faith believe it has a right to adjustment or off-set with respect to such Earn-Out Installment Payment), in each case subject to the terms and conditions of this Agreement.

     SECTION 2.5 CLOSING COSTS; TRANSFER TAXES AND FEES. The Partnership shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. The Partnership shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 4.2(a).

     SECTION 2.6 RESCISSION. Purchaser shall have the right, in its sole discretion, to rescind the transactions contemplated by this Agreement in the event (AND ONLY IN THE EVENT) that Purchaser does not obtain financing to fund payment of the Purchase Notes for any reason. In the event Purchaser exercises its rights under this Section 2.6, it shall notify each Seller in writing and upon such notification, the Assets and Assumed Liabilities shall immediately revert to the Partnership or the Sellers, as the case may be, and Purchaser shall be relieved of its obligation to pay the Purchase Notes. In connection with such reversion, Purchaser shall pay to the Partnership an amount equal to the net income of the Business, determined in accordance with GAAP, earned from the Closing Date to the date of such notice. In the event Purchaser so exercises its rescission rights (i) Sellers shall be released from their Agreements Not to Compete, (ii) Purchaser and each Partner shall negotiate in good faith the status of their respective employment agreements, (iii) the Sellers shall be released from their indemnification obligations hereunder, except with respect to Damages actually incurred by Purchaser prior to the date of rescission, (iv) Purchaser shall be released from its indemnification obligations hereunder, except with respect to Damages actually incurred by the Sellers prior to the date of rescission, and (v) Purchaser shall have no obligation with respect to unearned Earn-Out Installment Payments. The parties agree to use all reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable to cause the reconveyance of the Assets and the Assumed Liabilities in the manner contemplated by this Section 2.6, including the execution of documents, and to cooperate with each other in connection with the foregoing.

                                   ARTICLE III

                      POST-CLOSING ADJUSTMENTS TO EARN-OUT
                               AND BONUS PAYMENT

     SECTION 3.1    ADJUSTMENT TO EARN-OUT.

     (a)  CLOSING DATE BALANCE SHEET.

          (i) Within 10 days after Closing, the Partnership shall cause to be prepared and delivered to Purchaser an unaudited balance sheet of the Partnership as of the Closing Date (the "Closing Balance Sheet"), which shall be
(x) prepared from the books and records of the Partnership in accordance with GAAP consistently applied with prior periods, (y) complete and correct and fairly present, in each case in all material respects, the financial condition and results of operations of the Partnership as of the Closing Date and for the periods indicated thereon and (z) set forth the "Closing Date Net Asset Value", which shall mean (i) the sum of the amount of all accounts receivable, inventories, other current assets and prepaid expenses of the Business as of the Closing Date, minus (ii) (a) to the extent that the items in this clause (a) constitute Assumed Liabilities, current liabilities of the Business as of the Closing Date, (b) Taxes as of the Closing Date, and (c) outstanding long-term debt, if any, of the Partnership assumed by Purchaser hereunder.

          (ii) During the preparation of such Closing Balance Sheet, Purchaser shall provide the Partnership and the Partnership's Representatives during normal business hours with reasonable access to the books, records, facilities and employees of the Business.

          (iii) Following delivery of the Closing Balance Sheet to Purchaser, Purchaser shall have a period of 80 days thereafter to present in writing to the Partnership any objections or disagreement with respect to the calculation of the Closing Date Net Asset Value. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

          (iv) If the Partnership and Purchaser are unable to resolve any such disagreement with respect to the calculation of the Closing Date Net Asset Value within ten (10) days after delivery by Purchaser of the notice referred to in
Section 3.l(a)(iii), the disagreement shall be submitted for final determination to a "Big Six" accounting firm mutually acceptable to the Partnership and Purchaser (the "Independent Accounting Firm"). The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Partnership and Purchaser but shall not conduct an independent audit. The Independent Accounting Firm shall render its determination on the matter within 30 days of its submission by the Partnership and Purchaser, and such determination shall be final, conclusive and binding upon Purchaser and Sellers.

          (v) The fees and expenses of the Independent Accounting Firm (A) shall be paid by the Partnership if the Closing Date Net Asset Value, as determined by the Independent Accounting Firm, is less thatn 90% of the Closing Date Net Asset Value as calculated by the Partnership, or (B) shall be paid by Purchaser if the Closing Date Net Asset Value, as calculated by the Partnership is 90% or more of the Closing Date Net Asset Value as calculated by the Independent Accounting Firm.

     (b) The Purchase Price shall be:(i) increased by the amount, if any, by which the Closing Date Net Asset Value, as determined pursuant to
Section 3.1(a), is greater than zero; and (ii) decreased by the amount, if any, by which the Closing Date Net Asset Value, as determined pursuant to
Section 3.1(a), is less than zero. The amount of the decrease in the Purchase Price, if any, shall hereinafter be referred to as the "Purchase Price Decrease." The amount of the increase in the Purchase Price, if any, shall hereinafter be referred to as the "Purchase Price Increase."

     (c) Promptly following the date upon which a Purchase Price Decrease, if any, is mutually agreed upon by the Partnership and Purchaser or determined pursuant to Section 3.1(a), such Purchase Price Decrease shall be deducted from the Earn-Out (I.E., the amount of such Purchase Price Decrease shall be amortized over the 20 Earn-Out Installment Payments.). Promptly following the date upon which a Purchase Price Increase, if any, is mutually agreed upon by the Partnership and Purchaser or determined pursuant to Section 3.1(a), but not later than ten (10) business days after such date, Purchasers shall deliver to the Partners additional subordinated promissory notes, made by Purchaser, payable to each different Partner, each in a principal amount of one-quarter of the amount of such Purchase Price Increase, and each on substantially the same terms and conditions as the form of the Purchase Note attached hereto as Exhibit A.

     SECTION 3.2 ADJUSTMENT TO EARN-OUT. (a) Within 15 Business Days of each Earn-Out Reference Date, Purchaser shall cause its auditors to calculate the Total Operating Income (as defined herein) as of such Earn-Out Reference Date for the three month period prior thereto. If the Total Operating Income for such period is equal to or greater than Two Hundred Forty-Five Thousand Six Hundred Dollars ($245,600), then on the 15th Business Day following such Earn-Out Reference Date (each, an "Earn-Out Payment Date"), Purchaser shall pay to
the Partners the Earn-Out Installment Payment.   If the Total Operating Income
for such period is less than Two Hundred Forty-Five Thousand Six Hundred Dollars ($245,600), then the applicable Earn-Out Installment Payment shall be withheld until, and paid on, the next successive Earn-Out Payment Date on which the Total Operating Income with respect to the related Earn-Out Reference Date is equal to or greater than Two Hundred Forty-Five Thousand Six Hundred Dollars ($245,600). Subject to similar withholding on subsequent Earn-Out Payment Dates, Earn-Out Installment Payments shall resume thereafter until the Earn-Out Termination Date (which shall be December 31, 2003). If on the Earn-Out Termination Date, the Total Operating Income for the three month period prior thereto is less than Two Hundred Forty-Five Thousand Six Hundred Dollars ($245,600), then no Earn-Out Installment Payment shall be due on such date and the unpaid amount of the Earn-Out shall be deemed waived by the Sellers and Purchaser's obligations with respect to the Earn-Out shall terminate.

          (b) If any Earn-Out Installment Payment required to be paid hereunder is not received within 10 days after such payment is due, then, in addition to such payment, Purchaser shall pay an additional sum of one and one-half percent (1 1/2 %) of the payment then due as a late charge. The parties agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date of this Agreement and represents a fair and reasonable estimate of the costs that the Partners will incur by reason of late payment. The parties further agree that proof of actual damages would be costly or inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue amount, and shall not prevent the Partners from exercising any of the other rights and remedies available to them. In the event of a default in payment due hereunder, Purchaser agrees to pay reasonable costs, expenses and attorney's fees paid or incurred by the Partners in connection with the collection of such payment, whether or not suit is filed.


          (c) "Total Operating Income" means, for any three month period, the aggregate revenues arising from the conduct of the Business, minus the sum of
(x) the aggregate amount of costs incurred in connection with such sales, including, without limitation, production, packaging and shipping costs, salary and wages, equipment rental and depreciation and miscellaneous equipment costs, contracting fees, rental and other occupancy costs and any other costs related to the Business and (y) selling, general and administrative expenses, in each case as determined in accordance with GAAP, subject to the following: the amounts represented in (x and (y) shall not include (i) any allocation from Purchaser for overhead or other indirect charges, (ii) amortization of goodwill,
(iii) any allocation of the Agreements Not to Compete, (iv) any increased depreciation due to a step-up in basis resulting from the Transaction or (v) any other acquisition cost from the Transaction. Attached as Schedule 3.2 is a sample calculation of Total Operating Income as determined pursuant to the foregoing definition. The parties hereto acknowledge and agree that Schedule
3.2 has been prepared for illustrative purposes only and shall not be determinative of the calculation of Total Operating Income in any future period. Such calculations shall be made only pursuant to the definition set forth above.

          (d) Subject to the occurrence of the Closing, Purchaser and the Partners (as employees of Purchaser) will use their best efforts to increase the revenues generated by the Assets from and after the Closing Date.

          (e) Purchaser shall maintain accurate books, records and documents reasonably necessary for the calculation of Total Operating Income. The Partners shall, upon request received by Purchaser in writing, have reasonable access during normal business hours to inspect such books and records.


     SECTION 3.3    BONUS PAYMENT.   Subject to the conditions set forth herein,
Purchaser shall make three cash payments to Sellers (each a "Bonus Payment"), each in an aggregate amount equal to $333,333 to be divided equally among the Partners, and due and payable on January 31, 1998, January 31, 1999 and January 31, 2000, respectively; PROVIDED, HOWEVER:

          (a) Purchaser shall have no obligation to make the Bonus Payment of $333,333 otherwise due and payable on January 31, 1998, if on such date, (i) the aggregate sales of the Business as set forth on an unaudited income statement of the Business (prepared by Purchaser or caused by Purchaser to be prepared) for the prior four quarters then ended is less than $9,850,500 or (ii) the Total Operating Income for the prior four quarters then ended as set forth on such income statement is less than $1,191,911;

          (b) Purchaser shall have no obligation to make the Bonus Payment of $333,333 otherwise due and payable on January 31, 1999, if on such date, (i) the aggregate sales of the Business as set forth on an unaudited income statement of the Business (prepared by Purchaser or caused by Purchaser to be prepared) for the prior four quarters then ended is less than $11,583,000 or (ii) the Total Operating Income for the prior four quarters then ended as set forth on such income statement is less than $1,633,203; and

          (c) Purchaser shall have no obligation to make the Bonus Payment of $333,333 otherwise due and payable on January 31, 2000, if on such date, (i) the aggregate sales of the Business as set forth on an unaudited income statement of the Business (prepared by Purchaser or caused by Purchaser to be prepared) for the prior four quarters then ended is less than $13,612,500 or (ii) the Total Operating Income for the prior four quarters then ended as set forth on such income statement is less than $2,191,613.

                                   ARTICLE IV

                                     CLOSING

     SECTION 4.1 CLOSING. The Closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Los Angeles, California, unless the parties hereto otherwise agree.

     SECTION 4.2    CONVEYANCES AT CLOSING.

     (a) DOCUMENTS DELIVERED BY SELLERS. To effect the sale of the Assets and assumption of the Assumed Liabilities referred to in Article II hereof, in addition to the conditions set forth in Article VIII, each Seller shall, at the Closing, execute (as applicable) and deliver to Purchaser:

          (i) one or more bills of sale, each in the form attached hereto as Exhibit D, conveying in the aggregate all of such Seller's owned personal property included in the Assets;

          (ii) Assignments of Lease, each in the form attached hereto as Exhibit E, with respect to the Leases;

          (iii) Assignments of Personal Property Leases, each in the form attached hereto as Exhibit F, with respect to the Personal Property Leases;

          (iv) Assignments of Contracts, each in the form attached hereto as Exhibit G, with respect to the Contract Rights;

          (v) Assignments of all Sellers' rights, title and interest to the name "WOODHOLLY" and all variations thereof);

          (vi) the Ancillary Agreements;

          (vii) releases of any Encumbrances on the Assets (the "Release Documents");

          (viii) such other instruments as shall be requested by Purchaser to vest in Purchaser title in and to the Assets in accordance with the provisions hereof.

     (b) DOCUMENTS DELIVERED BY PURCHASER. To effect the sale of the Assets and assumption of the Assumed Liabilities referred to in Article II hereof, in addition to the conditions set forth in Article IX herein, Purchaser shall at the Closing execute and deliver to Sellers (i) an instrument or instruments of assumption substantially in the form attached as an Exhibit, evidencing Purchaser's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document"); and (ii) the Ancillary Agreements.

     (c) FORM OF INSTRUMENTS. To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Sellers.

     (d) CERTIFICATES; OPINIONS. Purchaser and Sellers shall deliver the certificates, opinions of counsel and other matters described in Articles VIII and IX.

     (e) CONSENTS. Sellers shall deliver all Permits that are transferrable and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement, including the consents specified on Schedule 5.4.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller, jointly and severally, hereby represents and warrants to Purchaser that:

     SECTION 5.1 ORGANIZATION AND GOOD STANDING. The legal name of the Partnership is "WOODHOLLY PRODUCTIONS". The Partnership is a partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and the Partnership is duly qualified or authorized to do business in each jurisdiction in which it does business, or owns property, or where such qualification or authorization is otherwise required by virtue of its presence or activities. Schedule 5.l sets forth the jurisdiction where the Partnership is organized and a complete and correct list of all jurisdictions in which the Partnership does business or are otherwise required to be qualified or authorized to transact business or own property.

     SECTION 5.2 ASSETS. Excluding the Leased Real Property and the Leased Personal Property, the Partnership owns, and will transfer good and marketable title to, the Assets and upon the consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances. The Assets include without limitation all assets used in the conduct of the Business or located at the Facilities.
Section 5.2 contains accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $100.00 or where an aggregate of similar items exceeds $100.00. All tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

     SECTION 5.3 LICENSES AND PERMITS. The Partnership is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such license, permit or qualification is otherwise required and where the failure to have such license, permit or qualification would have a material adverse effect on the assets, liabilities (whether absolute, accrued contingent or otherwise), condition (financial or otherwise), results of operations or business of the Partnership. The Partnership is in compliance in all material respects with all such licenses, permits and qualifications. Schedule 5.3 sets forth a list of all such licenses, permits and qualifications, and the expiration dates thereof. There are no proceedings pending or, to the best of Sellers' knowledge, threatened, to revoke or terminate any such presently existing license, permit or qualification, and each such presently existing license, permit or qualification can be renewed in the ordinary course of business.

     SECTION 5.4 NO BREACH. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, the partnership agreement or certificate of partnership of the Partnership, any material agreement, indenture or other instrument to which any of the Sellers is a party or by which any of its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to any of the Sellers, or (B) require any Seller to obtain any authorization, consent, approval or waiver from, or make any filing with, any Person, court or public body or authority, except such consents as are set forth on Schedule 5.4.

     SECTION 5.5 THE PARTNERSHIP; AUTHORITY. The general partners of the Partnership are Yvonne Parker, Rodger Parker, Jim Watt and Kim Watt. Each Seller has the right to sell, convey, transfer, assign and deliver the Assets to Purchaser hereunder. This Agreement and all agreements and instruments herein contemplated to be executed by any Seller have been duly authorized, executed and delivered by each such Seller and constitutes the valid and binding obligation of each Seller, enforceable in accordance with its terms. There exist no (a) outstanding options, warrants or rights to purchase any partnership interests in, or other ownership interests of, the Partnership, (b) outstanding options or rights to sell to the Partnership any equity securities or other ownership interests of any other business entity, (c) obligations of any of the Sellers, whether absolute or contingent, to sell any partnership interest in, or any other ownership interests of, the Partnership or to share or make any payments based on its revenues, profits or net income, or (d) indebtedness or securities directly or indirectly convertible into any partnership interest in, or any other ownership interest of, the Partnership.

     SECTION 5.6 SUBSIDIARIES. The Partnership has no equity interest in any corporation, partnership, limited liability company or similar entity.

     SECTION 5.7    FINANCIAL STATEMENTS.

     (a) The balance sheets of the Partnership at December 31, 1995, December 31, 1994 and December 31, 1993 (individually, a "Balance Sheet" and collectively, the "Balance Sheets") and the statements of operations and retained earnings and the statements of cash flows of the Partnership for each of the 12 month periods then ended and notes thereto (collectively, the "Financials"), true and correct copies of which are attached hereto as
Schedule 5.7(a), (i) have been prepared from the books and records of the Partnership in accordance with GAAP consistently applied with prior periods, and
(ii) are complete and correct and fairly present, in each case in all material respects, the financial condition and results of operations of the Partnership as of the dates and for the periods indicated thereon. The statements of operations included in the Financials do not contain any items of extraordinary income or any other income not earned in the ordinary course of business.

     (b) The unaudited balance sheets at March 31, 1996 (the "March 1996 Balance Sheet"), June 30, 1996 (the "June 1996 Balance Sheet") and September 30, 1996 (the "September 1996 Balance Sheet"; and together with the March 1996 Balance Sheet and the June 1996 Balance Sheet, the "Interim Balance Sheet"), and the unaudited statements of operations and retained earnings and statements of cash flows for the Partnership for the three, six and nine month periods then ended and notes thereto (collectively, the "Interim Financials"), true and correct copies of which are attached hereto as Schedule 5.7(b), (i) have been prepared from the books and records of the Partnership in accordance with GAAP consistently applied with prior periods, and (ii) are complete and correct and fairly present, in each case in all material respects, the financial condition and results of operations of the Partnership as of the dates and for the periods indicated thereon.

     (c) The Financials have been reviewed by the independent accounting firm of Gill & Kim whose reports thereon are part of Schedule 5.7. The books of accounts of the Partnership have been maintained in all material respects in accordance with sound business practices, and there have been no transactions involving the Partnership that properly should have been set forth therein in accordance with generally accepted accounting principles that have not been accurately so set forth.

     SECTION 5.8 PROJECTIONS. The projected financial statements of the Partnership attached hereto as Schedule 5.8 set forth the best estimates by the Partners of the financial positions and results of operations of the Partnership at the dates and for the periods set forth therein and neither the Partnership nor any Partner knows of any reason that any of the assumptions upon which such projected consolidated financial statements are based is not reasonable.

     SECTION 5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed on Schedule 5.9, since December 31, 1995, there has not occurred:

     (a) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations or business of Sellers not reflected in the Financials or the Interim Financials and that has resulted in or reasonably could result in a loss to Sellers of more than $100,000 in the aggregate;

     (b) Any increase in indebtedness over the level reflected on the Interim Balance Sheet, any guarantee by any of the Sellers of any obligation, or any mortgage, pledge or encumbrance on any of the properties or assets of the Partnership;

     (c) Any amendment or modification of any Material Contract (as defined below), or any termination of any agreement that would have been a Material Contract were such agreement in existence on the date hereof;

     (d) Any entering into of any written or oral agreements, contracts, commitments or transactions that extend beyond the first anniversary hereof or have obligations thereunder in excess of $25,000, including any purchase or sale of any assets.

     (e) Any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any employee or agent of, or consultant to, any of the Sellers;

     (f) Any alteration in the manner of keeping the books, accounts or records of any of the Sellers, or in the accounting practices therein reflected;

     (g) Any declaration or payment of any dividends or distributions by the Partnership, any acquisition or redemption by the Partnership of any of its equity securities or any loan by any Seller to any other Seller;

     (h) Any loss or threatened loss of a customer or customers to which the Partnership had annual sales in excess of $20,000 during the past two years or to which Sellers expects the

Partnership to have annual sales in excess of $20,000 during calendar years 1996-1999;

     (i) Any material damage or destruction to, or loss of, any assets or property owned, leased or used by the Partnership (whether or not covered by insurance); or

     (k) Any agreement to do any of the things described in the preceding clauses (a) - (h) of this Section 5.9.

     SECTION 5.10 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities of the Partnership whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for on the Interim Balance Sheet, except as set forth in Schedule 5.10 and except for executory obligations under Material Contracts (as defined below) and immaterial contracts for the purchase of supplies or the sale of products incurred in the ordinary course of business. There are no commitments, contracts or undertakings covering the purchases of items of inventory in excess of the Partnership's normal operating requirements or covering the purchases of items of machinery and equipment in excess of the requirements of the Partnership. None of the Sellers is a party to, is bound by, or has bid upon any contract or agreement that is adverse to the assets, condition (financial or otherwise), business or prospects of the Partnership, that will require future expenditures (including incurred costs and allocated overhead and selling, general and administrative expense) in excess of reasonably anticipated receipts by more than $10,000 in the aggregate, or on which the Partnership expects to lose in excess of $10,000 in the aggregate.

     SECTION 5.11 ACCOUNTS RECEIVABLE. Schedule 5.11 is an accurate aging of the accounts, notes and other receivables of the Partnership (the "Accounts Receivable") at the Closing Date. The Accounts Receivable as of such date and any Accounts Receivable arising since such date are fully collectible, net of the reserves set forth in the Interim Balance Sheet, all of which reserves are adequate in accordance with GAAP.

     SECTION 5.12 REAL PROPERTY; REAL PROPERTY LEASES. Schedule 5.12(a) sets forth a complete and correct summary description of each parcel of real property (collectively, the "Real Property") owned by or leased to any of the Sellers or otherwise used by any of the Sellers in connection with the Business, which description consists of a legal description for each such parcel owned by any of the Sellers and an identification of each lease (a "Lease") of real property under which any of the Sellers is either a lessee, sublessee, lessor or sublessor. Except as set forth in Schedule 5.12(a):

     (a)  The Partnership does not own any Real Property;

     (b) Each Lease is a valid and binding obligation of the Seller that is a party thereto, and each such Lease is a valid and binding obligation of each of the other parties thereto;

     (c) None of the Sellers nor any other party to a Lease is in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of any of the Sellers;

     (d) All of the buildings, fixtures and other improvements located on the Real Property are in good operating condition and repair, and the operation thereof as presently conducted does not violate any applicable code, zoning ordinance or other applicable law or regulation;

     (e) The Partnership holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of the Real Property; and

     (f) The Partnership has not experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by it in the operation of its business during such period.

     SECTION 5.13 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 5.13, to the best knowledge of Sellers:

     (a) The Partnership is, and at all times has been, in all material respects in full compliance with all Environmental Protection Laws;

     (b) The Partnership has obtained or has timely applied for all permits, licenses and other authorizations under Environmental Protection Laws which are required in connection with its business and operations, all of which are in full force and effect. The Partnership is in material compliance with all terms and conditions of such permits, licenses and authorizations, no action or proceeding which reasonably could be expected to result in the revocation or suspension of any such permits, licenses and authorizations is pending or threatened, and the Partnership has not engaged in any conduct which reasonably could be expected to cause revocation or suspension of any of its permits, licenses or authorizations under Environmental Protection Laws;

      (c) During the period of the Partnership's ownership, lease, occupation and operation of the Real Property or any other property previously owned, leased, occupied or operated by the Partnership, no portion of the Real Property or such other property (i) has been or is being used in any manner for the storage, disposal, or treatment of any Regulated Substance, except for the temporary storage of Regulated Substances in material compliance with Environmental Protection Laws; (ii) contained or contains underground tanks of any type, or any materials containing PCBs or any asbestos; or (iii) contained or contains any surface or sub-surface conditions that constitute, or that through the physical effects of the passage of time may constitute, a public or private nuisance or otherwise caused any liability under Environmental

Protection Laws;

     (d) There is not now nor has there been any contamination of soil, groundwater or other environmental media by or with any Regulated Substance on, in, under or about the Real Property or any other property previously owned, leased, occupied or operated by any of the Sellers which could create liability under the Environmental Protection Laws;

     (e) Except for air emissions in material compliance with Environmental Protection Laws, during the period of the Partnership's ownership, lease, occupation and operation of the Real Property or any other property previously owned, leased, occupied or operated by any of the Sellers, there has been no spill, discharge, disposal, leak, emission, injection, escape, dumping or release of any Regulated Substance on, in, under or about the Real Property or such other property by any of the Sellers or for which any of the Sellers has any liability;

     (f) To best of Sellers' knowledge, no portion of the Real Property or any other property previously owned, leased, occupied or operated by any of the Sellers has been designated, listed, or identified in any manner by the EPA, or any other federal, state, local or other governmental agency or instrumentality, or under and pursuant to any Environmental Protection Law as a hazardous waste or hazardous substance disposal or removal site, Superfund or clean-up site, or candidate for clean-up, investigation, removal or closure pursuant to any Environmental Protection Law;

     (g) None of the Sellers has received at any time prior to the date hereof a summons, citation, notice, directive, letter or other communication, written or oral, from the EPA or any other federal, state, local or other governmental agency or instrumentality, authorized pursuant to an Environmental Protection Law, concerning any intentional or unintentional action or omission (except any pertaining to emissions of fugitive dust and other non-hazardous particulates that are routinely corrected) by any of the Sellers constituting a violation or potential violation of any Environmental Protection Law, including, without limitation, violations relating to the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of any Regulated Substance into the environment resulting in damage thereto or to the wildlife, biota and other natural resources, and there exist no facts that would form the basis for a finding of such a violation; and

     (h) None of the Sellers has received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, written or oral, of any potential claim or liability under any Environmental Protection Law, including, without limitation, any notification as a potentially responsible party with respect to any Superfund or other clean-up site. There are no events, conditions, circumstances, activities, practices, incidents, actions or plans at or concerning the Real Property or the operations of any of the Sellers which may (i) interfere with or prevent continued compliance by any of the Sellers with any Environmental Protection Law, (ii) give rise to any claim or liability under any Environmental Protection Law, or (iii) form the basis for any claim, action, suit, proceeding, hearing or investigation under any Environmental Protection Law.

     (i) Except as set forth on Schedule 5.13(i) , no Seller has received any notice from a governmental authority or otherwise of any health problem of any current or former employee which in any way is or is alleged to be related to the operation of the Business.

     SECTION 5.14   INTANGIBLE PERSONAL PROPERTY.

     (a) There are no (i) patent, patent applications, copyright, copyright applications, trademark, trademark applications (in any such case, whether registered or required to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property") of Sellers related to, or necessary to contintue the operation of, the Business, or
(ii) licenses or similar agreements or arrangements ("Licenses") to which any of the Sellers is a party either as licensee or licensor for each such item of Intangible Personal Property.

     (b) There are no pending actions or other judicial or adversary proceedings involving any of the Sellers concerning any item of Intangible Personal Property, and, to the best of Sellers' knowledge, no such action or proceeding is threatened and no claim or other demand has been made or, to the best of Sellers' knowledge, threatened by any Person relating to any item of Intangible Personal Property;

     (c) Sellers have the right and authority to use each item of Intangible Personal Property in connection with the conduct of its business in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, trademark or registration of any other person or entity;

     (d) There are no outstanding or, to the best of Sellers' knowledge, threatened disputes or disagreements with respect to any License; and

     (e) The conduct by each of the Sellers of its business does not conflict with the valid patents, trademarks, trade secrets or trade names of others.

     SECTION 5.15   LABOR AND EMPLOYMENT AGREEMENTS.

     (a)  Schedule 5.15 sets forth a complete and correct list of the following:

          (i) Each employment, consulting, collective bargaining and similar agreement, whether written or oral, to which any of the Sellers is a party or by which it is bound; and

          (ii) The name of (A) each employee of the Partnership who since January 1, 1995, was or is being paid $50,000 or more per year, and (B) each agent of or consultant to the Partnership who since January 1, 1995 was or is being paid $50,000 or more per year.

          As used in this Section 5.15, the word "agreement" includes both oral and written contracts, understandings, arrangements and other agreements.

     (b) Each of the Sellers has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

     (c) To the best of Sellers' knowledge, no unfair labor practice complaint is pending against any of the Sellers before the National Labor Relations Board or any federal, state or local agency and, to the best of Sellers' knowledge, no labor strike, grievance or other labor dispute affecting any of the Sellers is pending or threatened.

     (d) Except as set forth in Schedule 5.15, no material organization effort, and no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding, has been made or is pending or, to the best of Sellers' knowledge, threatened with respect to the employees of any of the Sellers and no such effort, allegation, claim, suit or proceeding has been made, raised, brought or threatened within the three-year period prior to the date of this Agreement.

     (e) No arbitration proceeding arising out of or under any collective bargaining agreement applicable to any of the Sellers is pending and, to the best of Sellers' knowledge, no basis for any such proceeding exists.

     (f) All reasonably anticipated obligations of Sellers, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of any of the Sellers in respect of the services rendered by any of them on or prior to the date of the Financials have been paid or adequate accruals therefor have been made in the books and records of Sellers and in the Financials. All such obligations in respect of services rendered on or prior to the date hereof have been paid as of the date hereof, or adequate accruals therefor have been made on the Interim Balance Sheet, in accordance with GAAP. All accrued obligations of Sellers applicable to its employees, whether arising by operation of law, contract, past custom or otherwise, for payments to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for employees, with respect to employment of said employees through the date of the Financials have been paid or adequate accruals therefor have been made on the books and records of Sellers and in the Financials in accordance with GAAP. All such obligations with respect to employment of employees through the date hereof have been paid as of the date hereof, or adequate accruals therefor have been made on the Interim Balance Sheet, in accordance with GAAP.

     SECTION 5.16   EMPLOYEE BENEFIT PLANS: ERISA.

     (a) Except as set forth in Section 5.16(a) of the Disclosure Schedule, none of the Sellers (i) maintains, contributes to or has any obligation with respect to, and none of the employees of the Business is covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, the "Plans"), (ii) is a party to a contract for the employment of any employee of the Business or any other person who renders services to the Business, or (iii) has any ERISA Affiliates other than another Seller. None of the Plans is, and none of the Sellers or any of their ERISA Affiliates has ever maintained or had an obligation to contribute to, (i) a plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multi employer plan," as defined in Section 3(37) of ERISA (a "Multi employer Plan"), (iii) a "multiple employer plan," as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code. None of the Sellers has any agreement or commitment to create or contribute to any additional Plan, enter into any additional employment agreement or to modify or change any existing Plan or employment agreement.
Section 5.16(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Business (including each employee who is on a leave of absence or on layoff status): name, employer, job title(s), date of hire, current salary and benefit arrangements, years of service for purposes of eligibility, vesting, and benefit determination under any of the Plans, and current status (E.G., active employee, on leave, etc.). None of the employees of the Business is a "leased employee," as defined in
Section 414(n) of the Code.

     (b) With respect to each Plan, Sellers have heretofore delivered or caused to be delivered to Purchaser true, correct and complete copies of (i) all documents that comprise the most current version of such Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (A) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans for which such a report is required, (B) the most current summary plan description (and any summary of material modifications), (C) the three most recent certified financial statements for each of the Plans for which such a statement is required or was prepared, and (D) for each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all Internal Revenue Service determination letters issued with respect to such Plan. Except as set forth in Section 5.16(b) of the Disclosure Schedule, since the date of the foregoing documents, there has not been any material change in the assets or liabilities of any of the Plans or any change in their terms and operations that could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan, and none of the Plans has
been or will be amended prior to the Closing Date.   Each of the Plans can be
amended, modified or terminated by a Seller within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Plan intended to be qualified within the meaning of Section 401(a) of the Code.

     (c) Each Seller has performed and complied in all respects with all of its obligations under and with respect to the Plans, and each of the Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of all applicable laws. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred that reasonably could be expected to adversely affect such qualified status.

     (d) Each Seller has made all contributions with respect to a Plan that are required to have been made as of the date hereof under the terms thereof, or under the terms of any related insurance contract, or any applicable law.

     (e) All Plans that are group health plans have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"). None of the Sellers has any obligation to provide health benefits or other non-pension benefits to any retired or other former employees, except as specifically required by COBRA.

     (f) None of the Sellers nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in
Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan , and none of the Sellers is aware of any fiduciary violations under ERISA with respect to any Plan, that could subject a Seller (or any employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

     (g) Except as set forth in Section 5.16(g) of the Disclosure Schedule, with respect to any Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending (and none of the Sellers is aware of any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees.

     (h) None of the Sellers has incurred any liability or taken any action, and is not aware of any event that has occurred or is likely to occur, that could cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multi employer Plan, (iii) on account of unpaid contributions to any Multi employer Plan, or (iv) on account of any reorganization, insolvency or termination of any Multi employer Plan.

     (i) Neither the execution and delivery of this Agreement nor the consummation of any or all of the Transactions will: (i) entitle any current or former employee of the Business to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

     SECTION 5.17   MATERIAL CONTRACTS AND RELATIONSHIPS.

     (a) Except for agreements specifically identified on other schedules hereto, Schedule 5.17(a) sets forth a complete and correct list of the following, in each case to the extent related to the Business:

          (i) All agreements (or groups of agreements with one or more related entities) between the Partnership and any customer or supplier in excess of $10,000 and all agreements and purchase orders extending beyond 12 months;

          (ii) In each case to the extent related to the Partnership, all agreements that relate to the borrowing or lending by any of the Sellers of any money or that create or continue any material claim, lien, charge or encumbrance against, or right of any third party with respect to, any material asset of the Partnership;

          (iii) All agreements by which the Partnership leases any real property, has the right to lease any real property or leases capital equipment or leases any other personal property, and all other leases involving the Partnership as lessee or lessor;

          (iv) All agreements to which the Partnership is a party not in the ordinary course of business;

          (v) All contracts or commitments relating to commission arrangements with others;

          (vi) All license agreements, whether as licensor or licensee;

          (vii) All agreements between the Partnership and its sales representatives;

          (viii) All agreements between the Partnership and its customers relating to volume rebates or price reductions;

          (ix) All other agreements to which the Partnership is a party or by which it is bound and that involve $20,000 or more or that extend for a period of one year or more;

          (x) All other agreements to which the Partnership is a party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Partnership; and

          (xi) A current list of the Partnership's active customers.

As used in this Section 5.17, the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Contracts" means the agreements of any of the Sellers required to be disclosed on Schedule 5.17(a), including agreements specifically identified in other schedules hereto.

     (b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of the Partnership. There are no material liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

     (c) Each of the Sellers (i) has fulfilled all material obligations required pursuant to each Material Contract to have been performed by it prior to the date hereof, and (ii) as far as reasonably foreseeable based on current conditions, will be able to fulfill all of its obligations under the Material Contracts that remain to be performed after the date hereof.

     (d) Schedules 5.17(b), (c) and (d) set forth a complete and correct list of each (i) customer (or related group of customers) with whom the Partnership did $50,000 or more of business during the last fiscal year or the current fiscal year, (ii) supplier (or related group of suppliers) with whom the Partnership did $50,000 or more of business during the last fiscal year or the current fiscal year, and (iii) agent (or related group of agents) or Representative (or related group of Representatives) who was paid $25,000 or more by the Partnership during the last fiscal year or the current fiscal year, respectively.

     (e) Each Seller has maintained and continues to maintain good relations with the Partnership's customers, suppliers and agents and, except as set forth in Schedule 5.17(e), Sellers do not reasonably expect that any customer (to which the Partnership had annual sales in excess of $50,000 during the past two years), supplier or agent will stop doing business with the Partnership or will materially change the terms on which such customer, supplier or agent has done business with the Partnership in the past.

     SECTION 5.18 INVENTORY. Except for inventory that is excess, damaged, obsolete, or outdated or requires rework, for which the Partnership has established an adequate reserve in the September 30, 1996 Balance Sheet in accordance with GAAP, or inventory on consignment on the date hereof not to exceed $100.00, the inventory (the "Inventory") reflected in the September 30, 1996 Balance Sheet and acquired since the date of such Balance Sheet (and not sold prior to the date hereof or reserved for in the Interim Balance Sheet is good and merchantable material, of a quantity and quality saleable in the ordinary course of business of the Partnership at normal profit margins, and carried on the books and records of the Partnership on the lower of cost (on a first in, first-out basis) or market basis consistent with the past practices of the Partnership.

     SECTION 5.19 ABSENCE OF CERTAIN BUSINESS PRACTICES. None of the Sellers nor any employee, agent or other person acting on behalf of the Partnership has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) (a) that would subject the Partnership to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) that, if not given in the past, would have had a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results or operations or business of the Partnership.

     SECTION 5.20 COMPLIANCE WITH LAWS. Except as set forth on Schedule 5.20, the operation, conduct and ownership of the property or business of the Partnership are being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances (including without limitation, those relating to employment discrimination, occupational safety, conservation or corrupt practices) and all judgments and orders of any court, arbitrator or governmental authority applicable to it. Except as set forth on
Schedule 5.20, to the best of Sellers' knowledge, there are no proposed federal, state, local and other (domestic or foreign) law, rule, regulation, ordinance, order, judgment, decree, governmental taking, condemnation or other proceeding that would be applicable to the business, operations or properties of the Partnership and that could have a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Partnership.

     SECTION 5.21 LITIGATION. Schedule 5.21 sets forth a complete and correct list, together with a status report, of each legal, administrative, arbitration or other proceeding, or governmental investigation, to which any of the Sellers is a party (or by which any of the Partnership's properties are affected), or was a party or was otherwise affected (or by which any of its properties were affected) during the past three years. Except as set forth on Schedule 5.21, there is no legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or, to the best of Sellers' knowledge, threatened against or otherwise affecting the Partnership or any of its assets. The Partnership has given in a timely manner to its insurers all notices required to be given under each of its insurance policies, if any, with respect to all of the claims and actions disclosed on Schedule 5.21, and no insurer has denied coverage of any of such claims or actions or rejected any of the claims with respect thereto.

     SECTION 5.22   TAXES.  Except as set forth on Schedule 5.22:

     (a) Each of the Partnership, and in connection with their Partnership interests, the Partners, has timely filed all Tax returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof;

     (b) All Taxes of the Partnership and of the Partners in connection with their Partnership interests for all taxable periods ending on or prior to the date hereof have been paid or have been adequately reserved for on the Interim Balance Sheet. The Tax returns and reports filed are true and correct in all material respects;

     (c) None of such returns contains, or will contain, a disclosure statement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

     (d) None of the Sellers has received notice that the IRS or any other taxing authority has asserted against such Seller any deficiency or claim for additional Taxes in connection with the Partnership or the Partners in connection with their Partnership interests;

     (e) All Tax deficiencies asserted or assessed against any of the Partnership or the Partners in connection with their Partnership interests, have been paid or finally settled;

     (f) There is no pending or, to the best of Sellers' knowledge, threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes of the Partnership or the Partners in connection with their Partnership interests, in connection with the Partnership or (ii) a claim for refund made by any of the Sellers with respect to Taxes previously paid in connection therewith;

     (g) All amounts that are required to be collected or withheld by the Partnership or the Partners in connection with their Partnership interests, or with respect to Taxes of any of the Partnership or the Partners in connection with their Partnership interests, have been duly collected or withheld; all such amounts that are required to be remitted to any taxing authority have been duly remitted;

     (h) Neither the IRS nor any state, foreign or local taxing authority has examined any income tax return of any of the Partnership or the Partners in connection with their Partnership interests;

     (i) None of the Partnership and the Partners in connection with their Partnership interests has waived any statute of limitations (that have not expired as of the date hereof) with respect to the assessment of any Tax;

     (j) None of the Sellers has taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of the Partnership or the Partners in connection with their Partnership interests, from any taxable period ending on or before the date hereof to any taxable period ending after such date;

     (k) No consent has been filed under Section 341(f) of the Code with respect to any of the Sellers;

     (l) There are no liens for Taxes due and payable upon any assets of any of the Sellers;

     (m) None of the Sellers has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

     (n) None of the Partnership and the Partners in connection with their Partnership interests is currently required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method nor do any of the Sellers have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method;

     (o) None of the Sellers is a party to any agreement, contract, arrangement or plan that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;

     (p) None of the assets of any Seller is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of the Partnership is "tax exempt use property" within the meaning of Section 168(h) of the Code; and

     (q) None of the assets of any Seller secures any debt the interest on which is tax exempt under Section 103 of the Code.

     SECTION 5.23   INSURANCE MATTERS.

     (a)  Schedule 5.23 sets forth a complete and correct list of:

          (i) All insurance policies and of all claims made by the Partnership on any liability or other insurance policies during the past three years (other than worker's compensation claims);

          (ii) All insurance currently in place and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof; and

          (iii) All insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates hereof.

     (b) There are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance to the Partnership or by any board of underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions that require or recommend any changes in the conduct of the Business or any repairs or other work to be done on or with respect to any of the Partnership's assets.

     (c) Except as set forth on Schedule 5.23, no notice or other communication has been received by any of the Sellers from any insurance company within the two years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the best of Sellers' knowledge, no such cancellation, amendment or increase of premiums is threatened.

     (d) During the past five years, the Partnership has maintained occurrence-based comprehensive general liability and completed operations insurance (including product liability insurance) with a single combined annual limit of at least $1,000,000, and no claims have been made or paid, and no claims are currently pending, under any of such comprehensive general liability insurance policies.

     (e) No lawsuits have been filed and no claims have been made or, to the best of Sellers' knowledge, threatened against the Partnership as a result of accidents which occurred during the one-year period prior to the date hereof that would give rise to a claim with respect to any services provided by or products designed, manufactured, or sold by any of the Sellers or the operations of the Partnership.

     SECTION 5.24 NO POWERS OF ATTORNEY OR SURETYSHIPS. Except as set forth on Schedule 5.24, (i) none of the Sellers has granted any general or special powers of attorney and (ii) none of the Sellers has any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

     SECTION 5.25 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from any of the Sellers in respect of this Agreement or the Transactions.

     SECTION 5.26 BANKING FACILITIES. Schedule 5.26 sets forth a complete and correct list of:

     (a) Each bank, savings and loan or similar financial institution in which the Partnership has an account or safety deposit box and the numbers of such accounts or safety deposit boxes maintained thereat; and

     (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box, together with a description of the authority (and conditions thereto, if any) of each person with respect thereto.

     SECTION 5.27 MACHINERY, EQUIPMENT AND OTHER PERSONAL PROPERTY; PERSONAL PROPERTY LEASES. Except as set forth in Schedule 5.27, the Partnership owns all of the machinery, equipment, vehicles, furniture, fixtures, leasehold improvements, repair parts, tools and other property (collectively, the "Personal Property") used by or relating to the Partnership. All such Personal Property is in good operating condition and sufficient to carry on the business of the Partnership in the normal course as it is presently conducted and is free from material defects, whether patent or latent. Schedule 5.27 sets forth a complete and correct summary description and identification of each lease (a "Personal Property Lease") of personal property under which the Partnership is either a lessee, sublessee, lessor or sublessor. Except as set forth in Schedule 5.27:

     (a) Each Personal Property Lease is a valid and binding obligation of the Partnership that is a party thereto, and each such Personal Property Lease is a valid and binding obligation of each of the other parties thereto; and

     (b) Neither the Partnership nor any other party to a Personal Property Lease is in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Partnership.

     SECTION 5.28 PRODUCT WARRANTY AND LIABILITY. Each product designed, manufactured, or sold by the Partnership and all services performed by the Partnership have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. None of the Sellers has any liability, and there is no basis for any present or future action, suit or other proceeding giving rise to any liability, (i) for replacement or repair of any such product or other damages in connection therewith, or (ii) arising out of any injury to persons or property as a result of any such product or any services performed by the Partnership. None of the Sellers has received any notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of the Partnership are or were defective in any material respect.

     SECTION 5.29 STANDARDS AND CERTIFICATIONS. Products previously designed, manufactured, sold and leased by all Sellers met and had received at the time of their design, manufacture and sale, and products currently designed, manufactured, sold and leased by all Sellers meet and have received, all material standards established by relevant standard-setting organizations and all certifications from all relevant safety and standards testing and certifying organizations, if any, as were or are, as the case may be, necessary for such products to comply with all applicable fire, safety and similar codes and regulations.

     SECTION 5.30 DISCLOSURE. The information provided by Sellers in this Agreement, including, without limitation, the schedules hereto, and in any other writing delivered pursuant hereto does not and will not contain any untrue statement of a material fact or, omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Sellers to Purchaser pursuant hereto were or will be complete and accurate records of such documents.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Partnership that:

     SECTION 6.1 ORGANIZATION AND CORPORATE AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. This Agreement and all agreements and instruments herein contemplated to be executed by Purchaser are the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding at law or otherwise).
A true and correct copy of the balance sheet of the Purchaser as of September 30, 1996 is attached hereto as Schedule 6.1, which balance sheet (i) has been prepared from the books and records of the Purchaser in accordance with GAAP consistently applied with prior periods, and (ii) is complete and correct and fairly present, in all material respects, the financial condition and results of operations of the Purchaser as of the date and for the period indicated thereon.

     SECTION 6.2 NO BREACH; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement or the related agreements and instruments contemplated hereby nor the consummation of the Transactions will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material agreement, indenture or other instrument to which Purchaser is a party or by which any of its property is bound, its charter documents, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to Purchaser. Subject to Section 9, all consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority (domestic or foreign) or any other person (either governmental or private) required in connection with the execution and delivery by Purchaser of this Agreement and the related agreements and instruments contemplated hereby or the consummation of the Transactions have been obtained, made and satisfied.

     SECTION 6.3 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Purchaser in respect of this Agreement or the Transactions.

                                   ARTICLE VII

                       COVENANTS OF SELLERS AND PURCHASER

     Sellers and Purchaser each covenant with the other as follows:

     SECTION 7.1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Purchaser; PROVIDED, HOWEVER, that neither Purchaser nor Sellers shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

     SECTION 7.2    NO SOLICITATION.

     (a) NO SOLICITATION. From the date hereof through the Closing or the earlier termination of this Agreement, each of the Sellers and their Representatives shall not, and shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Purchaser and its Representatives concerning, any sale of all or a portion of the Assets or the Business, or of any partnership interests in, or any other ownership interests of, the Partnership, or any merger, consolidation, liquidation, dissolution or similar transaction involving any Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"); PROVIDED, HOWEVER, that Sellers may disclose the transactions contemplated by this Agreement to customers of Sellers in connection with Sellers' efforts to obtain the benefit of any Contract, Lease or Permit for Purchaser. The parties agree that in the event the Partnership, Sellers or any individual Seller breaches its obligation under this Section 7.2, Sellers shall immediately pay to Purchaser the lesser of (a) Purchaser's expenses incurred in connection with the Transactions, or (b) $200,000. Each Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Purchaser with respect to any of the foregoing. Each Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which such Seller is a party.

     (b) NOTIFICATION. Sellers shall immediately notify Purchaser (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction.

     SECTION 7.3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, Sellers and Purchaser shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

     SECTION 7.4 INVESTIGATION BY PURCHASER. From the date hereof through the Closing Date each Seller shall, and shall cause any and all of its respective employees and agents to, afford the Representatives of Purchaser and its Affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the employees, agents, attorneys, accountants, properties, Books and Records, Contracts and Leases of each Seller, and shall furnish Purchaser and its Representatives all financial, operating and other data and information as Purchaser or its Affiliates, through their respective Representatives, may reasonably request, including unaudited individual and consolidated balance sheets and the related statements of income, retained earnings and cash flow for each month from the date of the Interim Balance Sheet through the Closing Date within ten (10) calendar days after the end of each month which financial statements shall (i) be true, correct and complete, (ii) be in accordance with the books and records of each Seller, and
(iii) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with generally accepted accounting principles consistently applied.

     SECTION 7.5 CONDUCT OF BUSINESS. From the date hereof through the Closing, each Seller shall, except as contemplated by this Agreement, or as consented to by Purchaser in writing, operate the Business in the ordinary course of business and in accordance with past practice and use its best efforts to preserve intact the Business and its goodwill, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with the Partnership, and shall not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, no Seller shall, except as specifically contemplated by this Agreement or as consented to by Purchaser in writing:

     (a) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

     (b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business, and without limiting the generality of the foregoing, each Seller shall continue to operate the Business consistent with its past practices;

     (c) incur any indebtedness for borrowed money or commitment to borrow money, other than Financing Obligations, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

     (d) (i) take any action with respect to the grant of any bonus, severance or termination pay or with respect to any increase of benefits payable under the Partnership's severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Benefit Plan or policy;

          (ii) make any change in the key management structure of the Partnership, including without limitation the hiring of additional management personnel or the termination of existing management personnel;

          (iii) adopt, enter into or amend any Employee Benefit Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required or, in Sellers' reasonable determination, desirable to comply with applicable Regulations; or

          (iv) fail to maintain all Employee Benefit Plans in accordance with applicable Regulations in any material respect;

     (e) cause the Partnership to acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

     (f) declare, set aside, make or pay any distribution in respect of any Seller's partnership interest;

     (g) expend funds for budgeted capital expenditures or commitments for or on behalf of the Partnership otherwise than in accordance with the capital budget agreed to by Purchaser and the Partnership;

     (h) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

     (i) (A) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any Liabilities, in the ordinary course of business; or

          (B) fail to collect its accounts receivable in the ordinary course of business;

     (j) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with each Seller's past practice inoperable, worn-out or obsolete or destroyed Assets;

     (k) make any loans or advances on behalf of the Partnership to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

     (l) make any income tax election or settlement or compromise with tax authorities on behalf of the Partnership;

     (m) fail to comply with all Regulations applicable to it, the Assets and the Business;

     (n) intentionally do any other act which would cause any representation or warranty of any Seller in this Agreement to be or become untrue in any material respect;

     (o) sell, transfer, assign, pledge or encumber any partnership interests in, or any other ownership interests of, the Partnership or repurchase or commit to repurchase, partnership interests in, or any other ownership interests of, the Partnership held by any of the Partners;

     (p) fail to use its best efforts to (i) retain the Partnership's employees and (ii) maintain the Business so that such employees will remain available to the Partnership on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with any Seller and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;


     (q) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

     (r) make or change any tax election affecting the Assets in the hands of Purchaser; or

     (s) fail to pay, or cause to be paid, when due all Taxes for which the Partnership or any of the Partners (directly or indirectly through the Partnership) are or may become liable or that are or may become payable with respect to any taxable period ending on or prior to the Closing Date.

     SECTION 7.6    EMPLOYMENT AGREEMENTS.

     (a) Purchaser and each Partner shall enter into an Employment Agreement, to be effective as of the Closing in substantially the form of Exhibit D hereto. The Employment Agreements shall each provide (i) for a term of up to three years, subject to Purchaser's Board of Director's right to terminate a Partner for performance-related matters, (ii) for a base salary for the Partner party thereto as set forth on such person's Employment Agreement,
(iii) for coverage under the Purchaser's hospitalization, medical, surgical, dental, life insurance and other welfare plans and programs, and (iv) for four weeks' vacation with pay. Purchaser shall not be required to hire or offer employment to any other employee of the Partnership. In the event Purchaser determines to hire such persons, however, all employees of the Business who become employed by Purchaser as of the Closing (or upon expiration of an approved leave of absence) are hereinafter referred to individually as a "Transferred Employee" and collectively as the "Transferred Employees."

     (b) Effective as of the Closing (or the date an employee becomes a Transferred Employee, if later), all Transferred Employees shall cease to participate in, or accrue benefits under, any of the Partnerships' Plans, and the Partnership shall be solely responsible for all of its Plans and all obligations and liabilities thereunder. Purchaser shall not assume any Plan of the Partnership or any obligation or liability thereunder. Sellers shall be responsible for (i) terminating all employees of the Partnership who are not employed by Purchaser, and shall be responsible for any and all obligations and liabilities arising in connection with such terminations, including without limitation, any severance or other termination pay, retirement and welfare benefits, (ii) providing the appropriate notices to the employees of the Business pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA,
(iii) all liabilities, including without limitation, the cost of extended insurance coverage, for any employee of the Partnership not actively employed by the Partnership on the Closing Date until such time, if ever, that such employee returns to active employment and is employed by Purchaser.

     (c) Nothing contained in this Agreement shall confer upon any Transferred Employee that is not a Partner any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any (i) Transferred Employee that is not a Partner at any time, with or without cause, and (ii) any Transferred Employee that is a Partner, at any time, with cause, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees that are not Partners after the Closing Date.

     (d) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Purchaser or under any benefit plan which Purchaser may maintain.

     (e) Prior to and until Closing, each Partner, as an employee of the Partnership, shall receive his salary and hospitalization, medical, surgical, dental, life insurance and any other welfare and benefits plans and programs, comparable to what such Partner, as an employee of the Partnership, is receiving as of the date of this Agreement.

     SECTION 7.7 HOLLYWOOD LEASE. At the Closing, the Hollywood Lease between Purchaser and Sellers shall be executed and delivered to Purchaser.

     SECTION 7.8  AGREEMENTS NOT TO COMPETE.

     (a) As additional consideration for the payments made or to be made by Purchaser hereunder, from the date hereof to and including the third anniversary of the date hereof, each Seller hereby agrees that he, she or it shall not, for any reason, directly or indirectly, engage or be interested in any business that Competes with Purchaser, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly-held corporation), joint venturer, officer, partner, employee or consultant, or otherwise engage or invest or participate in, any business that Competes with Purchase; PROVIDED HOWEVER, that the Partners may engage in the production business (defined to mean the creation of media content) without violating this agreement not to compete, PROVIDED FURTHER, HOWEVER, that the Partners may not engage in the production business at Purchaser's facilities or while employed by Purchaser without Purchaser's prior written consent. As used herein, the term "Competes" with Purchaser shall mean competing with any of the businesses conducted by the Partnership at any time during the three year period preceding the date hereof in any county or any other political subdivision of any state of the United States of America or any of its possessions or territories where Sellers conducted or contemplated conducting such businesses at any time during the three year period preceding the date hereof. All of the parties agree that the duration and area for which the covenant not to compete set forth in this Section 7.8 is to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for in this Section 7.8, or both of them, are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and for any other territory or possession of the United States of America where this covenant is intended to be effective.

     (b) The parties agree that damages would be an inadequate remedy for Purchaser in the event of a breach or threatened breach of this Agreement and thus, in any such event, Purchaser may, either with or without pursuing any potential damage remedies and in addition to such remedies, immediately obtain and enforce an injunction, and/or a temporary restraining order, prohibiting any Seller from violating this Agreement, without having to prove actual damages or post bond. The parties agree that this Section 7.8 shall be enforceable regardless of whether or not any Partner is employed by Purchaser hereunder.

     SECTION 7.9 COLLECTION OF ACCOUNTS RECEIVABLE AND LETTERS OF CREDIT. At the Closing, Purchaser shall acquire hereunder, and thereafter Purchaser or its designee shall have the right and authority to collect for Purchaser's or its designee's account, all receivables, letters of credit and other items which constitute a part of the Assets, and each Seller shall within 48 hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Purchaser any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items related to the Partnership or the Business. Each Seller shall promptly transfer or deliver to Purchaser or its designee any cash or other property that such Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets.

     SECTION 7.10   BOOKS AND RECORDS; TAX MATTERS.

     (a) BOOKS AND RECORDS. Purchaser shall retain all Books and Records in the possession of Purchaser after the Closing Date relating to the operation of the Facilities and the Business prior to the Closing in accordance with all applicable records retention Regulations, including without limitation, all Environment Laws and occupational health and safety laws and regulations. Each party agrees that it shall cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax, environmental or occupational health and safety inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 7.10(a) shall be treated as confidential and not disclosed to any person or entity other than the Representatives of Sellers or Purchaser, as the case may be, who need to know such information in connection with the proceedings contemplated by this
Section 7.10(a).

     (b) COOPERATION AND RECORDS RETENTION. Sellers and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Purchaser and each Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     SECTION 7.11 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Purchaser to waive any requirements for compliance with any or all of such laws, each Seller hereby agrees that the indemnity provisions of Section 11.2 hereof shall apply to any Damages of Purchaser or any institution providing financing to Purchaser arising out of or resulting from the failure of any Seller or Purchaser to comply with any such laws.

     SECTION 7.12 OPERATION OF BUSINESS AFTER CLOSING. From and after the Closing Date until payment in full of each of the Earn-Out Notes is made, Purchaser agrees to (a) operate, or cause to be operated, the Assets as a separate division unconsolidated with and apart from Purchaser's other businesses and assets or (b) to account on the books and records of Purchaser for all such Assets as a separate division unconsolidated with and apart from Purchaser's other businesses and assets.

     SECTION 7.13 CONFIDENTIALITY. Unless and until the Closing has been consummated, Purchaser and its officers, directors and other representatives will hold in strict confidence, and will not use to the detriment of the Partnership, all data and information with respect to the Business obtained in connection with this transaction, subject to the requirements of law. In the event of the termination or rescission of this Agreement for any reason or the return of the Assets pursuant to Section 2 hereof, Purchaser will return to the Partnership all documents, work papers, and other materials (including copies) relating to the Transactions, whether obtained before or after execution of this Agreement and the confidentiality requirements of this Section 7.13 shall terminate.


                                  ARTICLE VIII

                   CONDITIONS TO THE PARTNERSHIP'S OBLIGATIONS

     The obligations of the Partnership to consummate the transactions provided for hereby are subject, in the discretion of the Partnership, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Partnership by written notice to
Purchaser:

     SECTION 8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Purchaser shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

     SECTION 8.2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. All consents, approvals and waivers set forth on Schedule 4.2 shall have been obtained.

     SECTION 8.3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage the Partnership materially if the transactions contemplated hereby are consummated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

     SECTION 8.4 ASSUMPTION DOCUMENT. Purchaser shall have executed the Assumption Document.

     SECTION 8.5 ANCILLARY AGREEMENTS. Purchaser shall have executed and delivered the Ancillary Agreements to which it is a party.


                                   ARTICLE IX

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

     The obligations of Purchaser to consummate the transactions provided for hereby are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser by written notice to the Partnership:

     SECTION 9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Sellers shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

     SECTION 9.2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. Any necessary consents to the assignment of all Contracts and Leases shall have been obtained. All Permits, consents, approvals and waivers from governmental authorities necessary to the consummation of the transactions contemplated hereby by Purchaser shall have been obtained. Purchaser shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to such transactions.

     SECTION 9.3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Purchaser, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Purchaser to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

     SECTION 9.4 OPINION OF COUNSEL. The Partnership shall have delivered to Purchaser an opinion of Edwards, Edwards & Ashton, counsel to the Partnership, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, to the effect that:

     (a) The Partnership is a general partnership duly organized, validly existing and in good standing under the laws of the State of California;

     (b) The Partnership has the necessary partnership power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby;

     (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Partnership has been duly authorized by all necessary action of the Partnership and the Partners, and this Agreement and each of the Ancillary Agreements to which it is a party constitute legally valid and binding obligations of the Partnership and the Partners, enforceable against each of the Partnership and the Partners, in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) and (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies;

     (d) The documents to be delivered by Sellers at the Closing to effect the transfer and assignment to Purchaser of all right, title and interest in and to the Assets are effective to do so, subject to (i) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and equitable principles (whether considered in an action at law or in equity) and, (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

     SECTION 9.5 CERTIFICATES. Sellers shall furnish Purchaser with such certificates to evidence compliance with the conditions set forth in this
Article IX as may be requested by Purchaser.

     SECTION 9.6 MATERIAL CHANGES. As of the Closing Date, since December 31, 1995, there shall not have been any actual or threatened adverse change in the Business or the Assets or the liabilities, earnings, results of operations, condition (financial or otherwise) or prospects of the Partnership.

     SECTION 9.7 CONVEYANCING DOCUMENTS; RELEASE OF ENCUMBRANCES. Sellers shall have executed and delivered each of the documents described in Section 4.2 hereof so as to effect the transfer and assignment to Purchaser of all right, title and interest in and to the Assets, and Sellers shall have filed (where necessary) and delivered to Purchaser all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Purchaser's counsel.

     SECTION 9.8 PERMITS. Purchaser shall have obtained or been granted the right to use all Permits.

     SECTION 9.9 OTHER AGREEMENTS. Sellers shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

     SECTION 9.10 TAX CLEARANCE CERTIFICATE. Sellers shall provide Purchaser with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the Purchase Price for tax purposes.

     SECTION 9.11 NONFOREIGN AFFIDAVIT. Each Seller shall furnish Purchaser with an affidavit, stating, under penalty of perjury, such Seller's United States taxpayer identification number (or social security number) and that such Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

     SECTION 9.12 CUSTOMER RELATIONS. Purchaser shall be satisfied with the business relationship of any Seller with any customer named in
Section 5.17(a)(i) of the Disclosure Schedule.

     SECTION 9.13 DUE DILIGENCE. Purchaser shall be satisfied, in its sole discretion, with the results of its due diligence investigation.

     SECTION 9.14 CERTAIN FINANCIAL ARRANGEMENTS. Purchaser shall have obtained financing and other credit arrangements with a third party satisfactory to Purchaser, in its sole discretion, in connection with the Purchase Price payments and any other costs, fees and expenses of Purchaser hereunder or in connection with any other document or instrument required to be executed and delivered by Purchaser in connection herewith, and the transactions contemplated hereby or thereby.

                                    ARTICLE X

                                  RISK OF LOSS

     SECTION 10.1 RISK OF LOSS. From the date hereof through and including the Closing Date, all risk of loss or damage to the Assets shall be borne by Sellers, and thereafter shall be borne by Purchaser. If any material portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Sellers shall give written notice to Purchaser as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, which notice shall set forth in detail the nature of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Sellers are otherwise entitled to receive as a consequence. Prior to the Closing, Purchaser shall have the option, which shall be exercised by written notice to Sellers within ten (10) calendar days after receipt of Sellers' notice or if there is not ten
(10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Purchaser shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and the Purchase Price shall be reduced by the amount, if any, mutually agreed upon between the parties, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with Section 12.1. If Purchaser accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Purchaser without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to the Partnership.

                                   ARTICLE XI

                                 INDEMNIFICATION

     SECTION 11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLERS. The representations and warranties made by Sellers in Article V of this Agreement and any document, schedule, exhibit or other instrument relating hereto, respectively, shall survive the date hereof for the following stated periods:

     (a) With respect to all representations and warranties other than those made in Sections 5.1, 5.2, 5.5, 5.12, 5.13, 5.14 and 5.20, for a period of two
(2) years;

     (b) With respect to the representations and warranties made in Sections 5.1, 5.2, 5.5, 5.12, 5.13 and 5.16 for a period of ten (10) years; and

     (c)  With respect to the representations and warranties made in Sections
5.14 and 5.20 for a period equal to the relevant statute of limitations.

Notwithstanding anything contained in this Agreement, including, without limitation, this Section 11.1, any claims with respect to representations and warranties made by Sellers in this Agreement or in any document or other instrument relating hereto shall survive and continue following the expiration of the respective survival periods stated above (i) if such claim is submitted in writing to Sellers prior to the end of the respective survival periods stated in this Section 11.1 or otherwise and identified as a claim for indemnification pursuant to this Agreement or (ii) if such claim is based upon fraud or willful breach or misrepresentation by any Seller. In either event, such claims shall survive indefinitely.

     SECTION 11.2 INDEMNIFICATION BY SELLERS. Each Seller shall, jointly and severally, indemnify and hold harmless Purchaser and each of Purchaser's Affiliates, directors, officers, employees, attorneys, agents and Representatives (collectively, the "Affiliated Parties") in respect of any and all claims, losses, damages, liabilities, declines in value of the assets, penalties, interest, costs and expenses, including, without limitation, reasonable attorneys', accountants' and consultants' fees and other expenses (collectively, "Damages"), incurred by Purchaser or Purchaser's Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Purchaser or any of their respective Affiliated Parties until paid by such Seller, in connection with, or resulting from, any or all of the following:

     (a) Any breach or inaccuracy of any representation or warranty made by such Seller in Article V of this Agreement or in any document, schedule, exhibit or other instrument relating hereto;

     (b) Any misrepresentation contained in any written statement or certificate furnished by such Seller pursuant to this Agreement or the Transactions;

     (c) Any failure to perform or comply with any covenant, agreement or obligation of such Seller contained in this Agreement or any document or other instrument contemplated by this Agreement;

     (d) Any injury to persons or death or property damage resulting from or contributed to by any products designed, manufactured, sold or leased by any of the Sellers or any services performed by any of the Sellers if the accident, incident or occurrence giving rise to such claim, action, lawsuit or proceeding occurred prior to the Closing Date; and

     (e) With respect to any claim arising out of the failure of any Seller to comply with the bulk transfer or bulk sales laws of any jurisdiction in accordance with Section 7.11.

     SECTION 11.3 INDEMNIFICATION BY SELLERS FOR TAX LIABILITIES. In addition to, and not by way of limitation on, the indemnities set forth in Section 11.2, Sellers shall, jointly and severally, indemnify and hold harmless on an after-tax basis Purchaser against all unpaid Taxes of the Partnership for all taxable periods ending on or before the Closing Date or otherwise attributable to the operations, transactions, assets, or income of the Partnership or its predecessors prior to the Closing Date or otherwise arising from the consummation of the Transactions as of the date hereof, together with any expenses (including, without limitation, reasonable attorneys', accountants' and consultants' fees and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes, and together with interest at an annual rate equal to the Prime Rate then in effect.

     SECTION 11.4 INDEMNIFICATION BY SELLERS FOR ENVIRONMENTAL MATTERS. For a period of five (5) years, in addition to, and not by way of limitation on, the indemnities set forth in Section 11.2, Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and Purchaser's Affiliated Parties in respect of any and all claims, losses, damages, liabilities, declines in value of the Assets or the Business, penalties, interest, costs and expenses (including, without limitation, reasonable attorneys', accountants', and consultants' fees and other expenses) incurred by Purchaser or Purchaser's Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Purchaser or any of Purchaser's Affiliated Parties until paid by Sellers, in connection with, or resulting from, any Environmental Liabilities for Pre-Closing Matters including, without limitation, any of the matters described on
Schedule 5.13, regardless of the diligence performed or investigation made by Purchaser or its Representatives with respect thereto.

     SECTION 11.5   SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PURCHASER.
The representations and warranties made by Purchaser in Article VI of this Agreement and any document or other instrument relating hereto shall survive the date hereof for a period of two (2) years. Notwithstanding anything contained in this Agreement, including, without limitation, this Section 11.5, any claims with respect to representations and warranties made by Purchaser in this Agreement or in any document or other instrument relating hereto shall survive and continue following the expiration of the survival period stated above (i) if such claim is submitted in writing to Purchaser prior to the end of the survival period stated in this Section 11.5 or otherwise and identified as a claim for indemnification pursuant to this Agreement or (ii) if such claim is based upon fraud by Purchaser. In either event, such claims shall survive until they are resolved.

     SECTION 11.6 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless the Partnership in respect of any and all Damages reasonably incurred by the Partnership, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date that such cash disbursements were made by the Partnership until paid by Purchaser, in connection with, or resulting from, any or all of the following:

     (a)  Any breach of any representation or warranty made by Purchaser in
Article VI of this Agreement or in any document or other instrument relating hereto;

     (b) Any misrepresentation contained in any written statement or certificate furnished by Purchaser to such Seller pursuant to this Agreement or the Transactions;

     (c) Any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement or any document or other instrument contemplated by this Agreement; and

     (d) Liabilities of the Business to parties other than Sellers arising in relation to the Assets or the Assumed Liabilities resulting from events occurring after the Closing Date.

PROVIDED, HOWEVER, that Purchaser's obligations set forth in this Section shall not apply to any. Damages that arise from or are related to any willful misconduct or gross negligence by any Seller.

     SECTION 11.7 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Agreement, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

     SECTION 11.8 DEFENSE OF CLAIMS. In connection with any claim giving rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if
(a) the Indemnifying Party acknowledges to the Indemnified Party in writing, within fifteen (15) days after receipt of notice from the Indemnified Party, its obligations to indemnify the Indemnified Party with respect to all elements of such claim based upon the facts then reasonably known to such Indemnifying Party, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such third-party claims and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; PROVIDED, HOWEVER, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; PROVIDED, FURTHER, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder. If the indemnification provided for in this Article XI is for any reason unenforceable, the party against whom indemnification was sought agrees to contribute to the claims for which such indemnification is unenforceable in such proportion as is appropriate to reflect the relative fault of such party, on the one hand, and the Indemnified Party, on the other hand, as well as any other relevant equitable considerations.

     SECTION 11.9 MANNER OF INDEMNIFICATION. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

     SECTION 11.10 SET OFF. To the extent that Purchaser or Purchaser's Affiliated Parties suffer any Damages for which Sellers are liable to Purchaser or Purchaser's Affiliated Parties under the provisions of Section 11.2, Purchaser shall have the right to reduce the amount of the Earn-Out by the amount of such Damages. The parties acknowledge that such reduction shall not be the exclusive method of receiving indemnification from Sellers pursuant to this Article XI. If the Partners dispute Purchaser's claim of setoff under this
Section 11.10, they shall so notify the Chief Executive Officer of Purchaser in writing. Within 15 days Purchaser shall inform the Partnership of the grounds for such setoff. If the Partner's still dispute Purchaser's claim of setoff, they shall so notify the Chief Executive Officer of Purchaser in writing. Upon receipt of such second notice, Purchaser shall deposit or allocate the disputed amount into a segregated account maintained by Purchaser, pending resolution of the dispute (which dispute shall be submitted to binding arbitration if the amount in controversy is less thatn $25,000 and to judicial process if the amount is $25,000 or more). Unless the Partners timely dispute Purchaser's setoff in accordance with the foregoing, Sellers shall be deemed to have irrevocably waived any objection to such setoff.

                                   ARTICLE XII

                                  MISCELLANEOUS

     SECTION 12.1   TERMINATION.

     (a)  TERMINATION.  This Agreement may be terminated at any time prior to
Closing:

          (i)  By mutual written consent of Purchaser and the Partnership;

          (ii) By Purchaser or Sellers if the Closing shall not have occurred on or before February 28, 1997; PROVIDED, HOWEVER, that this provision shall not be available to Purchaser if Sellers have the right to terminate this Agreement under clause (iv) of this Section 12.1, and this provision shall not be available to Sellers if Purchaser has the right to terminate this Agreement under clause (iii) of this Section 12.1;

          (iii) By Purchaser if there is a material breach of any representation or warranty set forth in Article V hereof or any covenant or agreement to be complied with or performed by any Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article IX to be satisfied (and such condition is not waived in writing by Purchaser) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied on or prior to the Closing Date;

          (iv) By the Partnership if there is a material breach of any representation or warranty set forth in Article VI hereof or of any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by the Partnership) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, PROVIDED that, the Partnership may not terminate this Agreement prior to the Closing Date if Purchaser has not had an adequate opportunity (in any event, not to exceed twenty (20) calendar days) to cure such failure.

     (b)  IN THE EVENT OF TERMINATION.  In the event of termination of this
Agreement:

          (i) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same (and shall destroy all copies in their possession); and

          (ii) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i) and (ii) of this
Section 12.1(b) and Sellers' obligations under Section 7.2, except for any willful breach of this Agreement occurring prior to the termination of this Agreement.

     SECTION 12.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Purchaser:         VDI Media
                         6920 Sunset Boulevard
                         Los Angeles, California  90028
                         Telecopy: (213) 957-2164
                         Attention: Donald R. Stine

With a concurrent copy to:    Kaye, Scholer, Fierman, Hays & Handler, LLP
                              1999 Avenue of the Stars, Suite 1600
                              Los Angeles, California  90067
                              Telecopy: (310) 788-1200
                              Attention: Sheri Jeffrey, Esq.
                                         Barry L. Dastin, Esq.

If to any Seller:             Woodholly Productions
                              712 Seward Street
                              Los Angeles, California
                              Telecopy: (213) 466-8469
                              Attention: Ms. Yvonne Parker

With a concurrent copy to:    Edwards, Edwards & Ashton
                              420 North Brand Boulevard, Suite 500
                              Glendale, California  91203
                              Telecopy: (818) 247-7025
                              Attention: Wilbur Gin, Esq.
                                         Eric A. Ashton, Jr., Esq.


     SECTION 12.3 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties, except that Purchaser may assign its rights hereunder to, and have its obligations hereunder assumed by a wholly-owned subsidiary of Purchaser. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     SECTION 12.4 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

     SECTION 12.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     SECTION 12.6 COMPLETE AGREEMENT. This Agreement, the exhibits and schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

     SECTION 12.7 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by Purchaser and the Partnership. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

     SECTION 12.8 EXPENSES. Except as otherwise expressly provided elsewhere in this Agreement, each party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

     SECTION 12.9 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     SECTION 12.10 PUBLICITY. Neither Purchaser, on the one hand, nor any Seller, including Representatives or Affiliates thereof, on the other hand, shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other parties, provided that Purchaser may describe the Transactions and the Partnership, and include the Financial Statements, in any document filed in connection with the offer and sale of its securities under applicable law.

     SECTION 12.11 LIMIT ON INTEREST. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that at any time an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

     SECTION 12.12 ATTORNEYS' FEES AND COSTS. Each party shall bear its own expenses arising from the preparation, negotiation and delivery of this Agreement and any other document required to be delivered in connection herewith; PROVIDED, HOWEVER, that Purchaser shall solely bear the costs of the Audit, unless this Agreement is terminated prior to Closing for any reason other than the bad faith or willful misconduct by Purchaser, in which event the Partnership, on the one hand, and Purchaser, on the other hand, shall bear one-half of the costs of such Audit; and PROVIDED, FURTHER, should any party institute any arbitration, action, suit or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in connection therewith.

     SECTION 12.13 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, and the parties hereto irrevocably submit to the jurisdiction of such courts and waive any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     SECTION 12.14  CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

     (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

     (b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

     (c) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                              WOODHOLLY PRODUCTIONS, as a Seller


                              By:
                                   Name:
                                   Title:



                              Yvonne Parker, as a Seller



                              Rodger Parker, as a Seller


                              Jim Watt, as a Seller



                              Kim Watt, as a Seller


                              VDI MEDIA, as Purchaser


                              By:
                                   Name:
                                   Title:

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE I           DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II          PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . .11
     Section 2.1    Transfer of Assets . . . . . . . . . . . . . . . . . . . .11
     Section 2.2    Assumption of Liabilities. . . . . . . . . . . . . . . . .11
     Section 2.3    Excluded Liabilities . . . . . . . . . . . . . . . . . . .11
     Section 2.4    Purchase Price . . . . . . . . . . . . . . . . . . . . . .13
     Section 2.5    Closing Costs; Transfer Taxes and Fees . . . . . . . . . .15
     Section 2.6    Rescission . . . . . . . . . . . . . . . . . . . . . . . .15

ARTICLE III         POST-CLOSING ADJUSTMENTS TO EARN-OUTAND BONUS PAYMENT. . .16
     Section 3.1    Adjustment to Purchase Notes . . . . . . . . . . . . . . .16
     Section 3.2    Adjustment to Earn-Out . . . . . . . . . . . . . . . . . .17
     Section 3.3    Bonus Payment. . . . . . . . . . . . . . . . . . . . . . .18

ARTICLE IV          CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 4.1    Closing. . . . . . . . . . . . . . . . . . . . . . . . . .19
     Section 4.2    Conveyances at Closing . . . . . . . . . . . . . . . . . .19

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . 20
     Section 5.1    Organization and Good Standing . . . . . . . . . . . . . .20
     Section 5.2    Assets . . . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 5.3    Licenses and Permits . . . . . . . . . . . . . . . . . . .21
     Section 5.4    No Breach. . . . . . . . . . . . . . . . . . . . . . . . .21
     Section 5.5    The Partnership; Authority . . . . . . . . . . . . . . . .21
     Section 5.6    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .22
     Section 5.7    Financial Statements . . . . . . . . . . . . . . . . . . .22
     Section 5.8    Projections. . . . . . . . . . . . . . . . . . . . . . . .23
     Section 5.9    Absence of Certain Changes . . . . . . . . . . . . . . . .23
     Section 5.10   Absence of Undisclosed Liabilities . . . . . . . . . . . .24
     Section 5.11   Accounts Receivable. . . . . . . . . . . . . . . . . . . .24
     Section 5.12   Real Property; Real Property Leases. . . . . . . . . . . .24
     Section 5.13   Environmental Matters. . . . . . . . . . . . . . . . . . .25
     Section 5.14   Intangible Personal Property . . . . . . . . . . . . . . .27
     Section 5.15   Labor and Employment Agreements. . . . . . . . . . . . . .27
     Section 5.16   Employee Benefit Plans: ERISA. . . . . . . . . . . . . . .29
     Section 5.17   Material Contracts and Relationships . . . . . . . . . .  31

                                                                            PAGE
                                                                            ----

     Section 5.18   Inventory. . . . . . . . . . . . . . . . . . . . . . . . .32
     Section 5.19   Absence of Certain Business Practices. . . . . . . . . . .32
     Section 5.20   Compliance with Laws . . . . . . . . . . . . . . . . . . .33
     Section 5.21   Litigation . . . . . . . . . . . . . . . . . . . . . . . .33
     Section 5.22   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .33
     Section 5.23   Insurance Matters. . . . . . . . . . . . . . . . . . . . .35
     Section 5.24   No Powers of Attorney or Suretyships . . . . . . . . . . .36
     Section 5.25   Brokerage Fees . . . . . . . . . . . . . . . . . . . . . .36
     Section 5.26   Banking Facilities . . . . . . . . . . . . . . . . . . . .36
     Section 5.27   Machinery, Equipment and Other Personal Property; Personal
                    Property Leases. . . . . . . . . . . . . . . . . . . . . .36
     Section 5.28   Product Warranty and Liability . . . . . . . . . . . . . .37
     Section 5.29   Standards and Certifications . . . . . . . . . . . . . . .37
     Section 5.30   Disclosure . . . . . . . . . . . . . . . . . . . . . . . .37

ARTICLE VI          REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . .38
     Section 6.1    Organization and Corporate Authority . . . . . . . . . . .38
     Section 6.2    No Breach; Consents and Approvals. . . . . . . . . . . . .38
     Section 6.3    Brokerage Fees . . . . . . . . . . . . . . . . . . . . . .38

ARTICLE VII    COVENANTS OF SELLERS AND PURCHASER. . . . . . . . . . . . . . .39
     Section 7.1    Further Assurances . . . . . . . . . . . . . . . . . . . .39
     Section 7.2    No Solicitation. . . . . . . . . . . . . . . . . . . . . .39
     Section 7.3    Notification of Certain Matters. . . . . . . . . . . . . .40
     Section 7.4    Investigation by Purchaser . . . . . . . . . . . . . . . .40
     Section 7.5    Conduct of Business. . . . . . . . . . . . . . . . . . . .40
     Section 7.6    Employment Agreements. . . . . . . . . . . . . . . . . . .42
     Section 7.7    Hollywood Lease. . . . . . . . . . . . . . . . . . . . . .43
     Section 7.8    Agreements Not to Compete. . . . . . . . . . . . . . . . .44
     Section 7.9    Collection of Accounts Receivable and Letters of Credit. .44
     Section 7.10   Books and Records; Tax Matters . . . . . . . . . . . . . .45
     Section 7.11   Bulk Sales . . . . . . . . . . . . . . . . . . . . . . . .45
     Section 7.12   Operation of Business After Closing. . . . . . . . . . . .46
     Section 7.13   Confidentiality. . . . . . . . . . . . . . . . . . . . . .46

ARTICLE VIII   CONDITIONS TO THE PARTNERSHIP'S OBLIGATIONS . . . . . . . . . .46
     Section 8.1    Representations, Warranties and Covenants. . . . . . . . .46
     Section 8.2    Consents; Regulatory Compliance and Approval . . . . . . .46
     Section 8.3    No Actions or Court Orders . . . . . . . . . . . . . . . .46
     Section 8.4    Assumption Document. . . . . . . . . . . . . . . . . . . .47
     Section 8.5    Ancillary Agreements . . . . . . . . . . . . . . . . . . .47

                                                                            PAGE
                                                                            ----

ARTICLE IX          CONDITIONS TO PURCHASER'S OBLIGATIONS. . . . . . . . . . .47
     Section 9.1    Representations, Warranties and Covenants. . . . . . . . .47
     Section 9.2    Consents; Regulatory Compliance and Approval . . . . . . .47
     Section 9.3    No Actions or Court Orders . . . . . . . . . . . . . . . .47
     Section 9.4    Opinion of Counsel . . . . . . . . . . . . . . . . . . . .48
     Section 9.5    Certificates . . . . . . . . . . . . . . . . . . . . . . .48
     Section 9.6    Material Changes . . . . . . . . . . . . . . . . . . . . .48
     Section 9.7    Conveyancing Documents; Release of Encumbrances. . . . . .48
     Section 9.8    Permits. . . . . . . . . . . . . . . . . . . . . . . . . .49
     Section 9.9    Other Agreements . . . . . . . . . . . . . . . . . . . . .49
     Section 9.10   Tax Clearance Certificate. . . . . . . . . . . . . . . . .49
     Section 9.11   Nonforeign Affidavit . . . . . . . . . . . . . . . . . . .49
     Section 9.12   Customer Relations . . . . . . . . . . . . . . . . . . . .49
     Section 9.13   Due Diligence. . . . . . . . . . . . . . . . . . . . . . .49
     Section 9.14   Certain Financial Arrangements . . . . . . . . . . . . . .49

ARTICLE X      RISK OF LOSS. . . . . . . . . . . . . . . . . . . . . . . . . .49
     Section 10.1   Risk of Loss . . . . . . . . . . . . . . . . . . . . . . .49

ARTICLE XI          INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . .50
     Section 11.1   Survival of Representations and Warranties of Sellers. . .50
     Section 11.2   Indemnification by Sellers . . . . . . . . . . . . . . . .50
     Section 11.3   Indemnification by Sellers for Tax Liabilities . . . . . .51
     Section 11.4   Indemnification by Sellers for Environmental Matters . . .51
     Section 11.5   Survival of Representations and Warranties of Purchaser. .52
     Section 11.6   Indemnification by Purchaser . . . . . . . . . . . . . . .52
     Section 11.7   Claims for Indemnification . . . . . . . . . . . . . . . .52
     Section 11.8   Defense of Claims. . . . . . . . . . . . . . . . . . . . .53
     Section 11.9   Manner of Indemnification. . . . . . . . . . . . . . . . .54
     Section 11.10  Set off. . . . . . . . . . . . . . . . . . . . . . . . . .54

ARTICLE XII    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .54
     Section 12.1   Termination. . . . . . . . . . . . . . . . . . . . . . . .54
     Section 12.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .55
     Section 12.3   Assignability and Parties In Interest. . . . . . . . . . .56
     Section 12.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . .56
     Section 12.5   Counterparts . . . . . . . . . . . . . . . . . . . . . . .56
     Section 12.6   Complete Agreement . . . . . . . . . . . . . . . . . . . .56
     Section 12.7   Modifications, Amendments and Waivers. . . . . . . . . . .56

     Section 12.8   Expenses . . . . . . . . . . . . . . . . . . . . . . . . .57
     Section 12.9   Invalidity . . . . . . . . . . . . . . . . . . . . . . . .57
     Section 12.10  Publicity. . . . . . . . . . . . . . . . . . . . . . . . .57
     Section 12.11  Limit on Interest. . . . . . . . . . . . . . . . . . . . .57
     Section 12.12  Attorneys' Fees and Costs. . . . . . . . . . . . . . . . .57
     Section 12.13  Jurisdiction; Service of Process . . . . . . . . . . . . .57
     Section 12.14  Contract Interpretation; Construction of Agreement . . . .57


EXHIBITS
--------

Exhibit A -    Form of Purchase Note
Exhibit B -    Form of Hollywood Lease
Exhibit C -    Form of Employment Agreement
Exhibit D -    Form of Bill of Sale
Exhibit E -    Form of Assignment of Lease
Exhibit F -    Form of Assignment of Personal Property Lease
Exhibit G -    Form of Assignment of Contracts
Exhibit H -    Form of Assumption


SCHEDULES
---------

Schedule 1A         -    Excluded Personal Property
Schedule 1B         -    Contracts
Schedule 2.1        -    Assets
Schedule 2.2        -    Assumed Liabilities
Schedule 3.1        -    Sample Total Operating Income Calculation
Schedule 5.1        -    Jurisdiction of organized; foreign jurisdictions where
                         transacts business
Schedule 5.4        -    Required Consents
Schedule 5.3        -    Licenses, permits and qualifications
Schedule 5.7(a)     -    Financials and accountants reports
Schedule 5.7(b)     -    Interim Financials
Schedule 5.8        -    Projected financial statements
Schedule 5.9        -    Adverse Changes
Schedule 5.10       -    Material Liabilities
Schedule 5.11       -    Accounts Receivable
Schedule 5.12(a)    -    Real property owned by or leased
Schedule 5.13       -    Environmental Matters
Schedule 5.15       -    Employment, consulting, collective bargaining and
                         similar agreements; Names of certain employee of any of the Sellers and certain agents and consultants to the Partnership; employment-related allegation, claim, suit or proceeding

Schedule 5.16       -    Employee Benefit Plans; ERISA Matters
Schedule 5.17       -    Material Contracts and Relationships
Schedule 5.18       -    Material returns, or claims or demands for material
                         returns, of Inventory
Schedule 5.20       -    Compliance
Schedule 5.21       -    Litigation
Schedule 5.22       -    Taxes
Schedule 5.23       -    Insurance Matters
Schedule 5.24       -    Powers of Attorney
Schedule 5.26       -    Banking Facilities
Schedule 5.27       -    Leased Personal Property
Schedule 6.1        -    Purchaser's Financial Statements

                            ASSET PURCHASE AGREEMENT


                          Dated as of December __, 1996

                                  by and among

                                   VDI MEDIA,
                                  as Purchaser

                                       and

              WOODHOLLY PRODUCTIONS, YVONNE PARKER, RODGER PARKER,
                              JIM WATT AND KIM WATT,
                                   as Sellers